Exhibit 99.2

PART II

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

1

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
Year Ended December 31,
(Millions of dollars, except per share data)

	2020	2019	2018
	As Adjusted	As Adjusted	As Adjusted
Net sales	$19,456	$20,419	$21,037
Expenses
Cost of products sold	15,614	16,908	17,454
Gross margin	3,842	3,511	3,583
Selling, general and administrative	1,877	2,142	2,189
Intangible amortization	62	69	75
Restructuring costs	288	188	247
Impairment of goodwill and other intangibles	7	—	747
(Gain) loss on sale and disposal of businesses	(7)	(437)	—
Operating profit	1,615	1,549	325
Other (income) expense
Interest and sundry (income) expense	(21)	(168)	108
Interest expense	189	187	192
Earnings before income taxes	1,447	1,530	25
Income tax expense (benefit)	382	348	150
Net earnings	1,065	1,182	(125)
Less: Net earnings (loss) available to noncontrolling interests	(10)	14	24
Net earnings available to Whirlpool	$1,075	$1,168	$(149)
Per share of common stock
Basic net earnings available to Whirlpool	$17.15	$18.34	$(2.22)
Diluted net earnings available to Whirlpool	$16.98	$18.19	$(2.22)
Weighted-average shares outstanding (in millions)
Basic	62.7	63.7	67.2
Diluted	63.3	64.2	67.2

The accompanying notes are an integral part of these Consolidated Financial Statements.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Year Ended December 31,
(Millions of dollars)

	2020	2019	2018
	As Adjusted	As Adjusted	As Adjusted
Net earnings (loss)	$1,065	$1,182	$(125)

Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	(385)	54	(272)
Derivative instruments:
Net gain (loss) arising during period	(43)	71	77
Less: reclassification adjustment for gain (loss) included in net earnings (loss)	(126)	88	107
Derivative instruments, net	83	(17)	(30)
Defined benefit pension and postretirement plans:
Prior service (cost) credit arising during period	156	9	(5)
Net gain (loss) arising during period	(78)	(6)	(102)
Less: amortization of prior service credit (cost) and actuarial (loss)	(93)	(49)	(59)
Defined benefit pension and postretirement plans, net	171	52	(48)
Other comprehensive income (loss), before tax	(131)	89	(350)
Income tax benefit (expense) related to items of other comprehensive income (loss)	(60)	(12)	5
Other comprehensive income (loss), net of tax	$(191)	$77	$(345)

Comprehensive income (loss)	$874	$1,259	$(470)
Less: comprehensive income (loss), available to noncontrolling interests	(8)	14	26
Comprehensive income (loss) available to Whirlpool	$882	$1,245	$(496)

The accompanying notes are an integral part of these Consolidated Financial Statements.

WHIRLPOOL CORPORATION
CONSOLIDATED BALANCE SHEETS
At December 31,
(Millions of dollars)

	2020	2019
	As Adjusted	As Adjusted
Assets
Current assets
Cash and cash equivalents	$2,924	$1,952
Accounts receivable, net of allowance of $132 and $132, respectively	3,109	2,198
Inventories	2,301	2,560
Prepaid and other current assets	795	810
Total current assets	9,129	7,520
Property, net of accumulated depreciation of $6,780 and $6,444, respectively	3,199	3,301
Right of use assets	989	921
Goodwill	2,496	2,440
Other intangibles, net of accumulated amortization of $673 and $593, respectively	2,194	2,225
Deferred income taxes	2,189	2,208
Other noncurrent assets	240	358
Total assets	$20,436	$18,973
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,834	$4,547
Accrued expenses	637	652
Accrued advertising and promotions	831	949
Employee compensation	648	450
Notes payable	12	294
Current maturities of long-term debt	298	559
Other current liabilities	1,070	918
Total current liabilities	8,330	8,369
Noncurrent liabilities
Long-term debt	5,059	4,140
Pension benefits	516	542
Postretirement benefits	166	322
Lease liabilities	838	778
Other noncurrent liabilities	732	612
Total noncurrent liabilities	7,311	6,394
Stockholders' equity
Common stock, $1 par value, 250 million shares authorized, 113 million shares issued, and 63 million and 63 million shares outstanding, respectively	113	112
Additional paid-in capital	2,923	2,806
Retained earnings	8,725	7,962
Accumulated other comprehensive loss	(2,811)	(2,618)
Treasury stock, 50 and 49 million shares, respectively	(5,065)	(4,975)
Total Whirlpool stockholders' equity	3,885	3,287
Noncontrolling interests	910	923
Total stockholders' equity	4,795	4,210
Total liabilities and stockholders' equity	$20,436	$18,973

The accompanying notes are an integral part of these Consolidated Financial Statements.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year Ended December 31,
(Millions of dollars)

	2020	2019	2018
	As Adjusted	As Adjusted	As Adjusted
Operating activities
Net earnings	$1,065	$1,182	$(125)
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	568	587	645
Impairment of goodwill and other intangibles	7	—	747
(Gain) loss on sale and disposal of businesses	(7)	(437)	—
Changes in assets and liabilities:
Accounts receivable	(940)	(87)	79
Inventories	249	(17)	27
Accounts payable	341	140	210
Accrued advertising and promotions	(123)	118	12
Accrued expenses and current liabilities	(287)	22	162
Taxes deferred and payable, net	154	(122)	(55)
Accrued pension and postretirement benefits	(30)	(81)	(434)
Employee compensation	303	106	44
Other	200	(181)	(83)
Cash provided by (used in) operating activities	1,500	1,230	1,229
Investing activities
Capital expenditures	(410)	(532)	(590)
Proceeds from sale of assets and business	166	1,174	160
Proceeds from held-to-maturity securities	—	—	60
Investment in related businesses	—	—	(25)
Other	7	(6)	(4)
Cash provided by (used in) investing activities	(237)	636	(399)
Financing activities
Net proceeds from borrowings of long-term debt	1,033	700	705
Repayments of long-term debt	(569)	(949)	(386)
Net proceeds (repayments) from short-term borrowings	(330)	(723)	653
Dividends paid	(311)	(305)	(306)
Repurchase of common stock	(121)	(148)	(1,153)
Purchase of noncontrolling interest shares	—	—	(41)
Common stock issued	44	8	17
Other	1	(7)	(7)
Cash provided by (used in) financing activities	(253)	(1,424)	(518)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(28)	(28)	(67)
Increase (decrease) in cash, cash equivalents and restricted cash	982	414	245
Cash, cash equivalents and restricted cash at beginning of year	1,952	1,538	1,293
Cash, cash equivalents and restricted cash at end of year	$2,934	$1,952	$1,538
Supplemental disclosure of cash flow information
Cash paid for interest	$193	$194	$183
Cash paid for income taxes	$229	$469	$206
The accompanying notes are an integral part of these Consolidated Financial Statements.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Year ended December 31,
(Millions of dollars)

		Whirlpool Stockholders' Equity
	As Adjusted	As Adjusted
	Total	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock/ Additional Paid-In-Capital	Common Stock	Non- Controlling Interests
Balances, December 31, 2017	$5,202	$7,426	$(2,331)	$(935)	$112	$930
Comprehensive income
Net earnings (loss)	(125)	(149)	—	—	—	24
Other comprehensive income (loss)	(345)	—	(347)	—	—	2
Comprehensive income	(470)	(149)	(347)	—	—	26
Adjustment to beginning retained earnings	$72	$72
Adjustment to beginning accumulated other comprehensive loss	$(17)		$(17)
Stock issued (repurchased)	(1,160)	—	—	(1,124)	—	(36)
Dividends declared	(314)	(308)	—	—	—	(6)
Balances, December 31, 2018	3,313	7,041	(2,695)	(2,059)	112	914
Comprehensive income
Net earnings (loss)	1,182	1,168	—	—	—	14
Other comprehensive income (loss)	77	—	77	—	—	—
Comprehensive income	1,259	1,168	77	—	—	14
Adjustment to beginning retained earnings	61	61	—	—	—	—
Stock issued (repurchased)	(110)	—	—	(110)	—	—
Dividends declared	(313)	(308)	—	—	—	(5)
Balances, December 31, 2019	4,210	7,962	(2,618)	(2,169)	112	923
Comprehensive income
Net earnings	1,065	1,075	—	—	—	(10)
Other comprehensive income (loss)	(191)	—	(193)	—	—	2
Comprehensive income	874	1,075	(193)	—	—	(8)
Stock issued (repurchased)	28	—	—	27	1	—
Dividends declared	(317)	(312)	—	—	—	(5)
Balances, December 31, 2020	$4,795	$8,725	$(2,811)	$(2,142)	$113	$910
The accompanying notes are an integral part of these Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
(1)    SIGNIFICANT ACCOUNTING POLICIES
General Information
Whirlpool Corporation, a Delaware corporation, manufactures products in 13 countries and markets products in nearly every country around the world under brand names such as Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, JennAir, Indesit and Hotpoint*. We conduct our business through four operating segments, which we define based on geography. Whirlpool Corporation's operating and reportable segments consist of North America, Europe, Middle East and Africa ("EMEA"), Latin America and Asia.
Principles of Consolidation
The consolidated financial statements are prepared in conformity with GAAP, and include all majority-owned subsidiaries. All material intercompany transactions have been eliminated upon consolidation. We do not consolidate the financial statements of any company in which we have an ownership interest of 50% or less, unless that company is deemed to be a variable interest entity ("VIE") of which we are the primary beneficiary. VIEs are consolidated when the company is the primary beneficiary of these entities and has the ability to directly impact the activities of these entities. Our primary business purpose and involvement with VIEs is for product development and distribution.
Risks and Uncertainties
COVID-19 continues to spread throughout the United States and other countries across the world, and the duration and severity of the effects are currently unknown. The pandemic has impacted the Company and could materially impact our financial results in the future. The Consolidated Financial Statements presented herein reflect estimates and assumptions made by management at December 31, 2020 and for the twelve months ended December 31, 2020.
Such estimates and assumptions affect, among other things, the Company’s goodwill, long-lived asset and indefinite-lived intangible asset valuation; inventory valuation; valuation of deferred income taxes and income tax contingencies; and the allowance for expected credit losses and bad debt. Events and changes in circumstances arising after February 11, 2021, including those resulting from the impacts of COVID-19, will be reflected in management’s estimates for future periods.
Goodwill and indefinite-lived intangible assets
We continue to monitor the significant global economic uncertainty as a result of COVID-19 to assess the outlook for demand for our products and the impact on our business and our overall financial performance. The goodwill in our EMEA reporting unit and our Indesit, Hotpoint* and Maytag trademarks continue to be at risk at December 31, 2020. In addition, we have concluded our JennAir trademark (carrying value of $304 million) to be at risk at December 31, 2020. The goodwill in our other reporting units or indefinite-lived intangible assets are not presently at risk for future impairment.

The potential impact of COVID-19 related demand disruptions, production impacts and supply constraint impacts on our operating results for the EMEA reporting unit in the short-term is uncertain, but we remain committed to the strategic actions necessary to realize the long-term forecasted EBIT margins and expect that the macroeconomic environment will recover in the medium to long-term. The potential negative demand effect on revenues for the Indesit, Hotpoint*, Maytag and JennAir trademarks are also uncertain given the volatile environment, but we expect that demand and production levels will continue to recover.
A lack of recovery or further deterioration in market conditions, a sustained trend of weaker than expected financial performance in EMEA or for our Indesit, Hotpoint*, JennAir and Maytag trademarks or a significant decline in the Company’s market capitalization, among other factors,
*Whirlpool ownership of the Hotpoint brand in the EMEA and Asia Pacific regions is not affiliated with the Hotpoint brand sold in the Americas.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
as a result of the COVID-19 pandemic or other unforeseen events could result in an impairment charge in future periods which could have a material adverse effect on our financial statements.
Use of Estimates
We are required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes. The most significant assumptions are estimates in determining the fair value of goodwill and indefinite-lived intangible assets, legal contingencies, income taxes and pension and other postretirement benefits. Actual results could differ materially from those estimates.
Revenue Recognition
Revenue is recognized when performance obligations under the terms of a contract with our customers are satisfied, the sales price is determinable, and the risk and rewards of ownership are transferred. Generally the risk and rewards of ownership are transferred with the transfer of control of our products and services.  For the majority of our sales, control is transferred to the customer as soon as products are shipped. For a portion of our sales, control is transferred to the customer upon receipt of products at the customer's location. Sales are net of allowances for product returns, which are based on historical return rates and certain promotions. See Note 2 to the Consolidated Financial Statements for additional information.
Sales Incentives
The cost of sales incentives is accrued at the date at which revenue is recognized by Whirlpool as a reduction of revenue. If new incentives are added after the product has been shipped, then they are accrued at that time, also as a reduction of revenue. These accrued promotions are recognized based on the expected value amount of incentives that will be ultimately claimed by trade customers or consumers. The expected value is the sum of probability-weighted amounts in a range of possible consideration amounts. If the amount of incentives cannot be reasonably estimated, an accrued promotion liability is recognized for the maximum potential amount. See Note 2 to the Consolidated Financial Statements for additional information.
Accounts Receivable and Allowance for Expected Credit Losses
We carry accounts receivable at sales value less an allowance for expected credit losses. We estimate our expected credit losses primarily by using an aging methodology and establish customer-specific reserves for higher risk trade customers. Our expected credit losses are evaluated and controlled within each geographic region considering the unique credit risk specific to the country, marketplace and economic environment. We take into account a combination of specific customer circumstances, credit conditions, market conditions, reasonable and supportable forecasts of future economic conditions and the history of write-offs and collections in developing the reserve. The adoption of the new credit loss standard did not have a material impact on the Consolidated Financial Statements. We evaluate items on an individual basis when determining accounts receivable write-offs. In general, our policy is to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payment has not been received within agreed upon invoice terms.
Transfers and Servicing of Financial Assets
In an effort to manage economic and geographic trade customer risk, from time to time, the Company will transfer, primarily without recourse, accounts receivable balances of certain customers to financial institutions resulting in a nominal impact recorded in interest and sundry (income) expense. These transactions are accounted for as sales of the receivables resulting in the receivables being de-recognized from the Consolidated Balance Sheets.
Certain arrangements include servicing of transferred receivables by Whirlpool. Under these arrangements the Company received cash proceeds of $0.6 billion and $1.0 billion during the twelve months ended December 31, 2020 and December 31, 2019, respectively, from the sales of accounts receivables. These transfers primarily do not require continuing involvement from the Company. Outstanding accounts receivable transferred under arrangements where the Company continues to

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
service the transferred asset were $30 million and $348 million as of December 31, 2020 and December 31, 2019, respectively.
Freight and Warehousing Costs
We classify freight and warehousing costs within cost of products sold in our Consolidated Statements of Income (Loss).
Cash and Cash Equivalents
All highly liquid debt instruments purchased with an initial maturity of three months or less are considered cash equivalents. Short-term investments are primarily comprised of money market funds and highly liquid, low risk investments with initial maturities less than 90 days. See Note 11 to the Consolidated Financial Statements for additional information.
Restricted Cash
As of December 31, 2020, restricted cash of $10 million represents contributions held as part of the Company's Charitable Foundation that was consolidated in 2020. As of December 31, 2019, the Company had no restricted cash. As of December 31, 2018, the Company had restricted cash of $40 million which represented cash required to be used to fund capital expenditures and technical resources to enhance Whirlpool China's research and development and working capital, as required by the terms of the Hefei Sanyo acquisition. See Note 4 to the Consolidated Financial Statements for additional information.
Fair Value Measurements
We measure fair value based on an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tiered fair value hierarchy is established, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets that are observable, either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions. Certain investments are valued based on net asset value (NAV), which approximates fair value. Such basis is determined by referencing the respective fund's underlying assets. There are no unfunded commitments or other restrictions associated with these investments. We had Level 3 assets at December 31, 2020 and 2019 that included pension plan assets disclosed in Note 9 to the Consolidated Financial Statements. We had no Level 3 liabilities at December 31, 2020 and 2019, respectively.
We measured fair value for money market funds, available for sale investments and held-to-maturity securities using quoted market prices in active markets for identical or comparable assets. We measured fair value for derivative contracts, all of which have counterparties with high credit ratings, based on model driven valuations using significant inputs derived from observable market data. We also measured fair value for disposal groups held for sale based on the expected proceeds received from the sale. For assets measured at net asset values, we have no unfunded commitments or significant restraints. We measured fair value (non-recurring) for goodwill and other intangibles using a discounted cash flow model and a relief-from-royalty method, respectively, with inputs based on both observable and unobservable market data.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Inventories
Effective January 1, 2021, the Company changed its accounting principle for inventory valuation for inventories located in the U.S. from a last-in, first-out ("LIFO") basis to a first-in, first-out ("FIFO") basis. As of December 31, 2020 and 2019, inventories accounted for under the LIFO method would have represented approximately 41% and 43% of the Company’s total inventories respectively. We believe this change in accounting principle is preferable as it: (i) is consistent with how we internally manage our business; (ii) results in a more consistent method to value our inventory across regions; (iii) provides better comparability with our peers; and (iv) the FIFO method better reflects our current cost of inventory.

All prior periods presented in the consolidated financial statements have been retrospectively adjusted to apply the effects of the change in accounting principle from the LIFO method to FIFO method of accounting for the U.S. inventories. As of December 31, 2020, the cumulative effect of the change increased inventories by $114 million, partially offset by $28 million in deferred income taxes resulting in an impact to retained earnings of approximately $86 million. There was no impact on total cash provided by operating activities for the periods presented as a result of this change.
As a result of the change in accounting principle, both North America and EMEA reporting segments use the FIFO method of inventory valuation. Latin America and Asia value their inventories at average cost. Costs include materials, labor and production overhead at normal production capacity. Costs do not exceed net realizable values. See Note 5 to the Consolidated Financial Statements for additional information about inventories.
As a result of the retrospective application of the change in accounting principle, certain line items in our consolidated financial statements and related notes were adjusted as follows:

Consolidated statement of income (loss) for the year ended December 31, 2020:	As Originally Reported	Effect of Change	As Adjusted
Cost of products sold	$15,606	$8	$15,614
Gross margin	$3,850	$(8)	$3,842
Operating profit	$1,623	$(8)	$1,615
Earnings before income taxes	$1,455	$(8)	$1,447
Income tax expense (benefit)	$384	$(2)	$382
Net earnings	$1,071	$(6)	$1,065
Net earnings available to Whirlpool	$1,081	$(6)	$1,075
Basic net earnings available to Whirlpool	$17.24	$(0.09)	$17.15
Diluted net earnings available to Whirlpool	$17.07	$(0.09)	$16.98

Consolidated statement of comprehensive income (loss) for the year ended December 31, 2020:	As Originally Reported	Effect of Change	As Adjusted
Net earnings (loss)	$1,071	$(6)	$1,065
Comprehensive income (loss)	$880	$(6)	$874
Comprehensive income (loss) available to Whirlpool	$888	$(6)	$882

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Consolidated balance sheet as at December 31, 2020:	As Originally Reported	Effect of Change	As Adjusted
Inventories	$2,187	$114	$2,301
Total current assets	$9,015	$114	$9,129
Deferred income taxes	$2,217	$(28)	$2,189
Total assets	$20,350	$86	$20,436
Retained earnings	$8,639	$86	$8,725
Total Whirlpool stockholders' equity	$3,799	$86	$3,885
Total stockholders' equity	$4,709	$86	$4,795
Total liabilities and stockholders' equity	$20,350	$86	$20,436

Consolidated statement of cash flows for the year ended December 31, 2020:	As Originally Reported	Effect of Change	As Adjusted
Net earnings	$1,071	$(6)	$1,065
Inventories	$241	$8	$249
Taxes deferred and payable, net	$156	$(2)	$154

Consolidated statement of changes in stockholder's equity for the year ended December 31, 2020:	As Originally Reported	Effect of Change	As Adjusted
Net earnings (loss)	$1,071	$(6)	$1,065
Comprehensive income (loss)	$880	$(6)	$874
Total stockholders' equity	$4,709	$86	$4,795

Consolidated statement of income (loss) for the year ended December 31, 2019:	As Originally Reported	Effect of Change	As Adjusted
Cost of products sold	$16,886	$22	$16,908
Gross margin	$3,533	$(22)	$3,511
Operating profit	$1,571	$(22)	$1,549
Earnings before income taxes	$1,552	$(22)	$1,530
Income tax expense (benefit)	$354	$(6)	$348
Net earnings	$1,198	$(16)	$1,182
Net earnings available to Whirlpool	$1,184	$(16)	$1,168
Basic net earnings available to Whirlpool	$18.60	$(0.26)	$18.34
Diluted net earnings available to Whirlpool	$18.45	$(0.26)	$18.19

Consolidated statement of comprehensive income (loss) for the year ended December 31, 2019:	As Originally Reported	Effect of Change	As Adjusted
Net earnings (loss)	$1,198	$(16)	$1,182
Comprehensive income (loss)	$1,275	$(16)	$1,259
Comprehensive income (loss) available to Whirlpool	$1,261	$(16)	$1,245

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Consolidated balance sheet as at December 31, 2019:	As Originally Reported	Effect of Change	As Adjusted
Inventories	$2,438	$122	$2,560
Total current assets	$7,398	$122	$7,520
Deferred income taxes	$2,238	$(30)	$2,208
Total assets	$18,881	$92	$18,973
Retained earnings	$7,870	$92	$7,962
Total Whirlpool stockholders' equity	$3,195	$92	$3,287
Total stockholders' equity	$4,118	$92	$4,210
Total liabilities and stockholders' equity	$18,881	$92	$18,973

Consolidated statement of cash flows for the year ended December 31, 2019:	As Originally Reported	Effect of Change	As Adjusted
Net earnings	$1,198	$(16)	$1,182
Inventories	$(39)	$22	$(17)
Taxes deferred and payable, net	$(116)	$(6)	$(122)

Consolidated statement of changes in stockholder's equity for the year ended December 31, 2019:	As Originally Reported	Effect of Change	As Adjusted
Net earnings (loss)	$1,198	$(16)	$1,182
Comprehensive income (loss)	$1,275	$(16)	$1,259
Total stockholders' equity	$4,118	$92	$4,210

Consolidated statement of income (loss) for the year ended December 31, 2018:	As Originally Reported	Effect of Change	As Adjusted
Cost of products sold	$17,500	$(46)	$17,454
Gross margin	$3,537	$46	$3,583
Operating profit	$279	$46	$325
Earnings before income taxes	$(21)	$46	$25
Income tax expense (benefit)	$138	$12	$150
Net earnings	$(159)	$34	$(125)
Net earnings available to Whirlpool	$(183)	$34	$(149)
Basic net earnings available to Whirlpool	$(2.72)	$0.50	$(2.22)
Diluted net earnings available to Whirlpool	$(2.72)	$0.50	$(2.22)

Consolidated statement of comprehensive income (loss) for the year ended December 31, 2018:	As Originally Reported	Effect of Change	As Adjusted
Net earnings (loss)	$(159)	$34	$(125)
Comprehensive income (loss)	$(504)	$34	$(470)
Comprehensive income (loss) available to Whirlpool	$(530)	$34	$(496)

Consolidated statement of cash flows for the year ended December 31, 2018:	As Originally Reported	Effect of Change	As Adjusted
Net earnings	$(159)	$34	$(125)
Inventories	$73	$(46)	$27
Taxes deferred and payable, net	$(67)	$12	$(55)

Consolidated statement of changes in stockholder's equity for the year ended December 31, 2018:	As Originally Reported	Effect of Change	As Adjusted
Net earnings (loss)	$(159)	$34	$(125)
Comprehensive income (loss)	$(504)	$34	$(470)
Total stockholders' equity	$3,205	$108	$3,313

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Consolidated statement of changes in stockholder's equity for the year ended December 31, 2017:	As Originally Reported	Effect of Change	As Adjusted
Retained earnings	$7,352	$74	$7,426
Total stockholders' equity	$5,128	$74	$5,202

Segment information	As Originally Reported	Effect of Change	As Adjusted
North America EBIT
2020	$1,766	$(8)	$1,758
2019	$1,462	$(22)	$1,440
2018	$1,342	$46	$1,388
North America Total Assets
2020	$7,511	$86	$7,597
2019	$7,791	$92	$7,883
2018	$7,161	$108	$7,269
Total Whirlpool Operating Profit
2020	$1,623	$(8)	$1,615
2019	$1,571	$(22)	$1,549
2018	$279	$46	$325
Total Whirlpool EBIT
2020	$1,644	$(8)	$1,636
2019	$1,739	$(22)	$1,717
2018	$171	$46	$217
Total Whirlpool Total Assets
2020	$20,350	$86	$20,436
2019	$18,881	$92	$18,973
2018	$18,347	$108	$18,455
Certain line items in our unaudited quarterly results of operations were adjusted as a result of the retrospective application of the change in accounting principle as follows:

Quarterly results of operations (unaudited) for the three months ended December 31, 2020	As Originally Reported	Effect of Change	As Adjusted
Cost of products sold	$4,434	$(2)	$4,432
Gross margin	$1,364	$2	$1,366
Operating profit (loss)	$716	$2	$718
Net earnings (loss)	$501	$2	$503
Net earnings (loss) available to Whirlpool	$497	$2	$499
Basic net earnings (loss)	$7.90	$0.03	$7.93
Diluted net earnings (loss)	$7.77	$0.03	$7.80

Quarterly results of operations (unaudited) for the three months ended September 30, 2020	As Originally Reported	Effect of Change	As Adjusted
Cost of products sold	$4,136	$7	$4,143
Gross margin	$1,155	$(7)	$1,148
Operating profit (loss)	$570	$(7)	$563
Net earnings (loss)	$398	$(5)	$393
Net earnings (loss) available to Whirlpool	$397	$(5)	$392
Basic net earnings (loss)	$6.35	$(0.08)	$6.27
Diluted net earnings (loss)	$6.27	$(0.08)	$6.19

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Quarterly results of operations (unaudited) for the three months ended June 30, 2020	As Originally Reported	Effect of Change	As Adjusted
Cost of products sold	$3,411	$6	$3,417
Gross margin	$631	$(6)	$625
Operating profit (loss)	$77	$(6)	$71
Net earnings (loss)	$25	$(5)	$20
Net earnings (loss) available to Whirlpool	$35	$(5)	$30
Basic net earnings (loss)	$0.55	$(0.08)	$0.47
Diluted net earnings (loss)	$0.55	$(0.08)	$0.47

Quarterly results of operations (unaudited) for the three months ended March 31, 2020	As Originally Reported	Effect of Change	As Adjusted
Cost of products sold	$3,625	$(3)	$3,622
Gross margin	$700	$3	$703
Operating profit (loss)	$260	$3	$263
Net earnings (loss)	$147	$2	$149
Net earnings (loss) available to Whirlpool	$152	$2	$154
Basic net earnings (loss)	$2.42	$0.04	$2.46
Diluted net earnings (loss)	$2.41	$0.04	$2.45

Quarterly results of operations (unaudited) for the three months ended December 31, 2019	As Originally Reported	Effect of Change	As Adjusted
Cost of products sold	$4,334	$19	$4,353
Gross margin	$1,048	$(19)	$1,029
Operating profit (loss)	$424	$(19)	$405
Net earnings (loss)	$288	$(15)	$273
Net earnings (loss) available to Whirlpool	$288	$(15)	$273
Basic net earnings (loss)	$4.56	$(0.23)	$4.33
Diluted net earnings (loss)	$4.52	$(0.23)	$4.29

Quarterly results of operations (unaudited) for the three months ended September 30, 2019	As Originally Reported	Effect of Change	As Adjusted
Cost of products sold	$4,350	$2	$4,352
Gross margin	$741	$(2)	$739
Operating profit (loss)	$693	$(2)	$691
Net earnings (loss)	$364	$(1)	$363
Net earnings (loss) available to Whirlpool	$358	$(1)	$357
Basic net earnings (loss)	$5.62	$(0.02)	$5.60
Diluted net earnings (loss)	$5.57	$(0.02)	$5.55

Quarterly results of operations (unaudited) for the three months ended June 30, 2019	As Originally Reported	Effect of Change	As Adjusted
Cost of products sold	$4,254	$2	$4,256
Gross margin	$932	$(2)	$930
Operating profit (loss)	$191	$(2)	$189
Net earnings (loss)	$72	$(1)	$71
Net earnings (loss) available to Whirlpool	$67	$(1)	$66
Basic net earnings (loss)	$1.04	$(0.02)	$1.02
Diluted net earnings (loss)	$1.04	$(0.02)	$1.02

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Quarterly results of operations (unaudited) for the three months ended March 31, 2019	As Originally Reported	Effect of Change	As Adjusted
Cost of products sold	$3,948	$(1)	$3,947
Gross margin	$812	$1	$813
Operating profit (loss)	$263	$1	$264
Net earnings (loss)	$474	$1	$475
Net earnings (loss) available to Whirlpool	$471	$1	$472
Basic net earnings (loss)	$7.36	$0.01	$7.37
Diluted net earnings (loss)	$7.31	$0.01	$7.32
Property
Property is stated at cost, net of accumulated depreciation. For production machinery and equipment, we record depreciation based on units produced, unless units produced drop below a minimum threshold at which point depreciation is recorded using the straight-line method, excluding property acquired from the Hefei Sanyo acquisition and certain property acquired from the Indesit acquisition in 2014. For non-production assets and assets acquired from Hefei Sanyo and certain production assets acquired from Indesit, we depreciate costs based on the straight-line method. Depreciation expense for property, including accelerated depreciation classified as restructuring expense in our Consolidated Statements of Income (Loss), was $506 million, $518 million and $570 million in 2020, 2019 and 2018, respectively.
The following table summarizes our property at December 31, 2020 and 2019:

Millions of dollars	2020	2019	Estimated Useful Life
Land	$92	$97	n/a
Buildings	1,517	1,540	10 to 50 years
Machinery and equipment	8,370	8,108	3 to 20 years
Accumulated depreciation	(6,780)	(6,444)
Property plant and equipment, net	$3,199	$3,301
We classify gains and losses associated with asset dispositions in the same line item as the underlying depreciation of the disposed asset in the Consolidated Statements of Income (Loss).
During 2020, we primarily retired land and buildings related to a sale-leaseback transaction and machinery and equipment with a net book value of approximately $26 million that was no longer in use. During 2020, we recognized a gain of $113 million in cost of products sold ($74 million) and selling, general and administrative ($39 million) primarily related to the sale-leaseback transaction in the fourth quarter of 2020. These gains were related to manufacturing and warehousing operations and administrative offices, respectively. During 2019, we primarily retired land and buildings related to a sale-leaseback transaction and machinery and equipment with a net book value of approximately $41 million that was no longer in use. During 2019, we recognized a gain of $106 million in cost of products sold primarily related to the sale-leaseback transaction in the fourth quarter of 2019.
During the twelve months ended December 31, 2020, we also disposed other buildings, machinery and equipment with a net book value of $25 million. The net gain on the other disposals were not material.
We record impairment losses on long-lived assets, excluding goodwill and indefinite-lived intangibles, when events and circumstances indicate the assets may be impaired and the estimated undiscounted future cash flows generated by those assets are less than their carrying amounts. There were no significant impairments recorded during 2020, 2019 and 2018.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Leases
We determine if an arrangement contains a lease at contract inception and determine the lease term by assuming the exercise of those renewal options that are reasonably assured. Leases with an initial term of 12 months or less are not recorded in the Consolidated Balance Sheets and we recognize lease expense for these leases on a straight-line basis over the lease term. We elect to not separate lease and non-lease components for all leases.
As the Company's lease agreements normally do not provide an implicit interest rate, we apply the Company's incremental borrowing rate based on the information available at commencement date in determining the present value of future lease payments. Relevant information used in determining the Company's incremental borrowing rate includes the duration of the lease, location of the lease, and the Company's credit risk relative to risk-free market rates.

Certain leases also include options to purchase the underlying asset at fair market value. If leased assets have leasehold improvements, typically the depreciable life of those leasehold improvements are limited by the expected lease term. Additionally, certain lease agreements include lease payment adjustments for inflation.
Sale-leaseback transactions
In the fourth quarter of 2020, the Company sold and leased back a group of non-core properties for net proceeds of approximately $139 million. The initial total annual rent for the properties is approximately $10 million per year over an initial 14 year lease term and is subject to annual rent increases. Under the terms of the lease agreement, the Company is responsible for all taxes, insurance and utilities and is required to adequately maintain the properties for the lease term. The Company has 4 sequential 5-year renewal options.

The transaction met the requirements for sale-leaseback accounting. Accordingly, the Company recorded the sale of the properties, which resulted in a gain of approximately $113 million ($89 million, net of tax) recorded in cost of products sold ($74 million) and selling, general and administrative expense ($39 million) in the Consolidated Statements of Income (Loss). The related land and buildings were removed from property, plant and equipment, net and the appropriate right-of-use asset and lease liabilities of approximately $128 million were recorded in the Consolidated Balance Sheets.
In the fourth quarter of 2019, the Company sold and leased back a group of non-core properties for net proceeds of approximately $140 million. The initial total annual rent for the properties is approximately $10 million per year over an initial 12 year lease term and is subject to annual rent increases. Under the terms of the lease agreement, the Company is responsible for all taxes, insurance and utilities and is required to adequately maintain the properties for the lease term. The Company has five sequential five-year renewal options.

The transaction met the requirements for sale-leaseback accounting. Accordingly, the Company recorded the sale of the properties, which resulted in a gain of approximately $111 million ($88 million, net of tax) recorded in cost of products sold ($95 million) and selling, general and administrative expense ($16 million) in the Consolidated Statements of Income (Loss). The related land and buildings were removed from property, plant and equipment, net and the appropriate right-of-use asset and lease liabilities of approximately $108 million were recorded in the Consolidated Balance Sheets.
Goodwill and Other Intangibles
We perform our annual impairment assessment for goodwill and indefinite-lived intangible assets as of October 1st and more frequently if indicators of impairment exist. We consider qualitative factors to assess if it is more likely than not that the fair value for goodwill or indefinite-lived intangible assets is below the carrying amount. We may also elect to bypass the qualitative assessment and perform a quantitative assessment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
In conducting a qualitative assessment, the Company analyzes a variety of events or factors that may influence the fair value of the reporting unit or indefinite-lived intangible asset, including, but not limited to: macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, share price and other relevant factors.
Goodwill
We have four reporting units for which we assess for impairment which also represent our operating segments and are defined as North America, EMEA, Latin America and Asia. In performing a quantitative assessment of goodwill, we estimate each reporting unit's fair value using the best information available to us, including market information and discounted cash flow projections, also referred to as the income approach. The income approach uses the reporting unit's projections of estimated operating results and cash flows that are discounted using a market participant discount rate based on a weighted-average cost of capital. Additionally, we validate our estimates of fair value under the income approach by comparing the values to fair value estimates using a market approach.
There was no impairment of goodwill in 2020 and 2019. In 2018, we recorded an impairment charge on goodwill of $579 million. See Note 6 and Note 11 to the Consolidated Financial Statements for additional information about goodwill.
Intangible Assets
We perform a quantitative assessment of other indefinite-lived intangible assets, which are primarily comprised of trademarks. We estimate the fair value of these intangible assets using the relief-from-royalty method, which primarily requires assumptions related to projected revenues from our long-range plan, assumed royalty rates that could be payable if we did not own the trademark, and a market participant discount rate based on a weighted-average cost of capital.
Other definite-life intangible assets are amortized over their useful life and are assessed for impairment when impairment indicators are present.
We recorded an immaterial impairment charge on other intangibles in 2020 and $168 million in 2018. There was no impairment on other intangibles in 2019. See Note 6 and Note 11 to the Consolidated Financial Statements for additional information about other intangibles.
Supply Chain Financing Arrangements
The Company has ongoing agreements globally with various third-parties to allow certain suppliers the opportunity to sell receivables due from us to participating financial institutions at the sole discretion of both the suppliers and the financial institutions. Additionally, in China, as a common practice, we pay suppliers with banker's acceptance drafts. Banker's acceptance drafts allow suppliers to sell their receivables to financial institutions at the sole discretion of both the supplier and the financial institution.
We have no economic interest in the sale of these receivables and no direct financial relationship with the financial institutions concerning these services. Our obligations to suppliers, including amounts due and scheduled payment terms, are not impacted. All outstanding balances under these programs are recorded in accounts payable on our Consolidated Balance Sheets. At December 31, 2020 and 2019, approximately $1.2 billion and $1.2 billion, respectively, have been issued to participating financial institutions.

A downgrade in our credit rating or changes in the financial markets could limit the financial institutions’ willingness to commit funds to, and participate in, the programs. We do not believe such risk would have a material impact on our working capital or cash flows.
Derivative Financial Instruments
We use derivative instruments designated as cash flow, fair value and net investment hedges to manage our exposure to the volatility in material costs, foreign currency and interest rates on certain debt instruments. Changes in the fair value of derivative assets or liabilities (i.e., gains or

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
losses) are recognized depending upon the type of hedging relationship and whether a hedge has been designated. For those derivative instruments that qualify for hedge accounting, we designate the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, fair value hedge, or a hedge of a net investment in a foreign operation. For a derivative instrument designated as a fair value hedge, the gain or loss on the derivative is recognized in earnings immediately with the offsetting gain or loss on the hedged item. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of Other Comprehensive Income (Loss) and is subsequently recognized in earnings when the hedged exposure affects earnings. For a derivative instrument designated as a hedge of a net investment in a foreign operation, the effective portion of the derivative's gain or loss is reported in Other Comprehensive Income (Loss) as part of the cumulative translation adjustment. Changes in fair value of derivative instruments that do not qualify for hedge accounting are recognized immediately in current net earnings. See Note 10 to the Consolidated Financial Statements for additional information about hedges and derivative financial instruments.
Foreign Currency Translation and Transactions
Foreign currency denominated assets and liabilities are translated into United States dollars at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of Accumulated Other Comprehensive Income (Loss). The results of operations of foreign subsidiaries are translated at the average exchange rates during the respective periods. Gains and losses resulting from foreign currency transactions are included in net earnings.
Research and Development Costs
Research and development costs are charged to expense and totaled $455 million, $541 million and $572 million in 2020, 2019 and 2018, respectively.
Advertising Costs
Advertising costs are charged to expense when the advertisement is first communicated and totaled $273 million, $335 million and $343 million in 2020, 2019 and 2018, respectively.
Income Taxes and Indirect Tax Matters
We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred tax assets is recognized in income in the period of the enactment date.
We recognize, primarily in other noncurrent liabilities, in the Consolidated Balance Sheets, the effects of uncertain income tax positions. Interest and penalties related to uncertain tax positions are reflected in income tax expense. We record liabilities, net of the amount, after determining it is more likely than not that the uncertain tax position will be sustained upon examination based on its technical merits. We accrue for indirect tax contingencies when we determine that a loss is probable and the amount or range of loss is reasonably estimable.
Provision is made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be permanently invested.
See Note 15 to the Consolidated Financial Statements for additional information.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Stock Based Compensation
Stock based compensation expense is based on the grant date fair value and is expensed over the period during which an employee is required to provide service in exchange for the award (generally the vesting period). The Company's stock based compensation includes stock options, performance stock units, and restricted stock units, among other award types. The fair value of stock options are determined using the Black-Scholes option-pricing model, which incorporates assumptions regarding the risk-free interest rate, expected volatility, expected option life, expected forfeitures and dividend yield. Expected forfeitures are based on historical experience. Stock options are granted with an exercise price equal to the closing stock price on the date of grant. The fair value of restricted stock units and performance stock units is generally based on the closing market price of Whirlpool common stock on the grant date. Stock based compensation is recorded in selling, general and administrative expense on our Consolidated Statements of Income (Loss). See Note 13 to the Consolidated Financial Statements for additional information.
BEFIEX Credits
In previous years, our Brazilian operations earned tax credits under the Brazilian government's export incentive program (BEFIEX). These credits reduced Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations' recorded net sales in 2017. From 2018 on, these credits are reflected in interest and sundry income in line with ASC 606. There was no material change to timing or amount of revenue recognition. We recognized export credits as they were monetized. See Note 8 and Note 15 to the Consolidated Financial Statements for additional information.
Out-of-Period Adjustment
During the third quarter of 2019, we recorded a net adjustment of $34 million related to prior years resulting from the one time transition tax deemed repatriation on earnings of certain foreign subsidiaries that were previously tax deferred and related impacts. This adjustment resulted in a decrease of net earnings available to Whirlpool of $34 million and a decrease of $0.53 in diluted earnings per share. The Company determined the impact was immaterial to prior periods and is not material to the Consolidated Statements of Income (Loss) for the year ended December 31, 2019.
In addition, during the third quarter of 2019 we recorded an adjustment of $22 million related to the first quarter of 2019 resulting from other foreign subsidiary income items and corresponding tax credit impacts. The Consolidated Statements of Income (Loss) for the year ended December 31, 2019 is not impacted by this adjustment.
Related Party Transaction
In 2018, Whirlpool of India Limited (Whirlpool India), a majority-owned subsidiary of Whirlpool Corporation, acquired a 49% equity interest in Elica PB India for $22 million. Whirlpool India has an option to acquire the remaining equity interest in the future for fair value, and the non-Whirlpool India shareholders of Elica PB India received an option to sell their remaining equity interest to Whirlpool India in the future for fair value, which could be material to the financial statements depending on the performance of the venture. We account for our minority interest under the equity method of accounting.
In the third quarter of 2019, we sold our 12.54% ownership interest in Elica S.p.A., the parent of Elica PB India, for a nominal amount.
Adoption of New Accounting Standards
On January 1, 2020 we adopted Accounting Standards Update ("ASU") No. 2016-13, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." The guidance in ASU 2016-13 creates a new impairment standard replacing the current "incurred loss" model. The incurred loss model required that for a loss to be impaired and recognized on the financial statements it must be probable that it has been incurred at the measurement date. The new standard utilizes an "expected credit loss" model also referred to as "the current expected

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
credit loss" (CECL) model. Under CECL, there is no threshold for impairment loss recognition, but it instead reflects a current estimate of all expected credit losses. The adoption of this standard did not have a material impact to the Consolidated Financial Statements.
See Note 3 to the Consolidated Financial Statements for additional information.
We adopted the following standards, none of which had a material impact on our Consolidated Financial Statements:

Standard		Effective Date
2018-13	Fair Value Measurement (Topic 820) Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement	January 1, 2020
2018-14	Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans	January 1, 2020
2018-15	Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40) Customer's Accounting for Implementation Costs Incurred In a Cloud Computing Arrangement That Is a Service Contract	January 1, 2020
2018-18	Collaborative Arrangements (Topic 808) - Clarifying the Interaction between Topic 808 and Topic 606	January 1, 2020
Accounting Pronouncements Issued But Not Yet Effective
In March 2020, the FASB issued Update 2020-04, "Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting". The amendments in Update 2020-04 are elective and apply to all entities that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. The new guidance provides the following optional expedients: simplify accounting analyses under current U.S. GAAP for contract modifications, simplify the assessment of hedge effectiveness, allow hedging relationships affected by reference rate reform to continue and allow a one-time election to sell or transfer debt securities classified as held to maturity that reference a rate affected by reference rate reform. In January 2021, the FASB issued Update 2021-01, "Reference Rate Reform (Topic 848): Scope". The update provides additional optional guidance on the transition from LIBOR to include derivative instruments that use an interest rate for margining, discounting or contract price alignment. The standard will ease, if warranted, the requirements for accounting for the future effects of the rate reform. An entity may elect to apply the amendments prospectively through December 31, 2022. We continue to monitor the impact the discontinuance of LIBOR or another reference rate will have on our contracts, hedging relationships and other transactions.
The FASB has issued the following relevant standards, which are not expected to have a material impact on our Consolidated Financial Statements:

Standard		Effective Date
2019-12	Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes	January 1, 2021
2020-06	Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entities Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entities Own Equity	January 1, 2022
All other issued and not yet effective accounting standards are not relevant to the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
(2)    REVENUE RECOGNITION

Revenue from Contracts with Customers

In accordance with Topic 606, revenue is recognized when performance obligations under the terms of a contract with our customer are satisfied; generally this occurs with the transfer of control of our products or services. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring products or providing services. Certain customers may receive cash and/or non-cash incentives, which are accounted for as variable consideration. To achieve the core principle, the Company applies the following five steps:

1. Identify the contract with a customer

A contract with a customer exists when (i) the Company enters into an agreement with a customer that defines each party's rights regarding the products or services to be transferred and identifies the payment terms related to these products or services, (ii) both parties to the contract are committed to perform their respective obligations, (iii) the contract has commercial substance, and (iv) the Company determines that collection of substantially all consideration for products or services that are transferred is probable based on the customer's intent and ability to pay the promised consideration. The Company applies judgment in determining the customer's ability and intention to pay, which is based on a variety of factors including the customer's payment history or, in the case of a new customer, published credit and financial information pertaining to the customer.

2. Identify the performance obligations in the contract

Performance obligations promised in a contract are identified based on the products or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the product or service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the products or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised products or services, the Company must apply judgment to determine whether promised products or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised products or services are accounted for as a combined performance obligation. The Company has elected to account for shipping and handling activities as a fulfillment cost as permitted by the standard.

3. Determine the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products or services to the customer. To the extent the transaction price is variable, revenue is recognized at an amount equal to the consideration to which the Company expects to be entitled. This estimate includes customer sales incentives which are accounted for as a reduction to revenue and estimated primarily using the expected value method. Determining the transaction price requires significant judgment, which is discussed by revenue category in further detail below.

In practice, we do not offer extended payment terms beyond one year to customers. As such, we do not adjust our consideration for financing arrangements.

4. Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis unless a portion of the variable consideration related to the contract is allocated

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
entirely to a performance obligation. The Company determines standalone selling price based on the price at which the performance obligation is sold separately.

5. Recognize revenue when or as the Company satisfies a performance obligation

The Company generally satisfies performance obligations at a point in time. Revenue is recognized based on the transaction price at the time the related performance obligation is satisfied by transferring a promised product or service to a customer. The impact to revenue related to prior period performance obligations in the twelve months ended December 31, 2020 is immaterial.

Disaggregation of Revenue

The following table presents our disaggregated revenues by revenue source. We sell products within all major product categories in each operating segment. For additional information on the disaggregated revenues by geographical regions, see Note 16 to the Consolidated Financial Statements.

Revenues related to our former compressor business were fully reflected in our Latin America segment through June 30, 2019. We completed the sale of our compressor business on July 1, 2019. For additional information on the sale of Embraco, see Note 17 to the Consolidated Financial Statements.

	Twelve months ended
Millions of dollars	2020	2019
Major product categories:
Laundry	$5,675	$6,193
Refrigeration	6,058	6,229
Cooking	4,782	4,670
Dishwashing	1,605	1,598
Total major product category net sales	$18,120	$18,690
Compressors	—	557
Spare parts and warranties	913	979
Other	423	193
Total net sales	$19,456	$20,419
The impact to revenue related to prior period performance obligations was not material for the year ended December 31, 2020.

Major Product Category Sales

Whirlpool Corporation manufactures and markets a full line of home appliances and related products and services. Our major product categories include the following: refrigeration, laundry, cooking, and dishwashing. The refrigeration product category includes refrigerators, freezers, ice makers and refrigerator water filters. The laundry product category includes laundry appliances and related laundry accessories. The cooking category includes cooking appliances and other small domestic appliances. The dishwashing product category includes dishwasher appliances and related accessories.

For product sales, we transfer control and recognize a sale when we ship the product from our manufacturing facility to our customer or when the customer receives the product based upon agreed shipping terms. Each unit sold is considered an independent, unbundled performance obligation. We do not have any additional performance obligations other than product sales that are material in the context of the contract. The amount of consideration we receive and revenue we recognize varies due to sales incentives and returns we offer to our customers. When we give our

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
customers the right to return eligible products, we reduce revenue for our estimate of the expected returns which is primarily based on an analysis of historical experience.

Spare Parts & Warranties

Spare parts are primarily sold to parts distributors and retailers, with a small number of sales to end consumers. For spare part sales, we transfer control and recognize a sale when we ship the product to our customer or when the customer receives product based upon agreed shipping terms. Each unit sold is considered an independent, unbundled performance obligation. We do not have any additional performance obligations other than spare part sales that are material in the context of the contract. The amount of consideration we receive and revenue we recognize varies due to sales incentives and returns we offer to our customers. When we give our customers the right to return eligible products, we reduce revenue for our estimate of the expected returns which is primarily based on an analysis of historical experience.

Warranties are classified as either assurance type or service type warranties. A warranty is considered an assurance type warranty if it provides the consumer with assurance that the product will function as intended. A warranty that goes above and beyond ensuring basic functionality is considered a service type warranty. The Company offers certain limited warranties that are assurance type warranties and extended service arrangements that are service type warranties. Assurance type warranties are not accounted for as separate performance obligations under the revenue model. If a service type warranty is sold with a product or separately, revenue is recognized over the life of the warranty. The Company evaluates warranty offerings in comparison to industry standards and market expectations to determine appropriate warranty classification. Industry standards and market expectations are determined by jurisdictional laws, competitor offerings and customer expectations. Market expectations and industry standards can vary based on product type and geography. The Company primarily offers assurance type warranties.

Whirlpool sells certain extended service arrangements separately from the sale of products. Whirlpool acts as a sales agent under some of these arrangements whereby the Company receives a fee that is recognized as revenue upon the sale of the extended service arrangement. The Company is also the principal for certain extended service arrangements. Revenue related to these arrangements is recognized ratably over the contract term.

Other Revenue

Other revenue sources include subscription arrangements and licenses as described below.

The Company has a water subscription business in our Latin America segment which provides the consumer with a water filtration system that is delivered to the consumer's home. Our water subscription contracts represent a performance obligation that is satisfied over time and revenue is recognized as the performance obligation is completed. The installation and maintenance of the water filtration system are not distinct services in the context of the contract (i.e. the customer views all activities associated with the arrangement as one singular value proposition). The contract term is generally less than one year for these arrangements and revenue is recognized based on the monthly invoiced amount which directly corresponds to the value of our performance completed to date.

We license our brands in arrangements that do not include other performance obligations. Whirlpool licensing provides a right of access to the Company's intellectual property throughout the license period. Whirlpool recognizes licensing revenue over the life of the license contract as the underlying sale or usage occurs. As a result, we recognize revenue for these contracts at the amount which directly corresponds to the value provided to the customer.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Costs to Obtain or Fulfill a Contract

We do not capitalize costs to obtain a contract because a nominal number of contracts have terms that extend beyond one year. The Company does not have a significant amount of capitalized costs related to fulfillment.

Sales Tax and Indirect Taxes

The Company is subject to certain indirect taxes in certain jurisdictions including but not limited to sales tax, value added tax, excise tax and other taxes we collect concurrent with revenue-producing activities that are excluded from the transaction price, and therefore, excluded from revenue.
Allowance for Expected Credit Losses and Bad Debt Expense

We estimate our expected credit losses primarily by using an aging methodology and establish customer-specific reserves for higher risk trade customers. Our expected credit losses are evaluated and controlled within each geographic region considering the unique credit risk specific to the country, marketplace and economic environment. We take into account past events, current conditions and reasonable and supportable forecasts in developing the reserve. The adoption of the new credit loss standard did not have a material impact on the Consolidated Financial Statements.
The following table summarizes our allowance for doubtful accounts by operating segment for the twelve months ended December 31, 2020.

Millions of dollars	December 31, 2019	Charged to Earnings	Write-offs	Foreign Currency	December 31, 2020
Accounts receivable allowance
North America	$4	$4	$(1)	$—	$7
EMEA	83	5	(22)	1	67
Latin America	33	32	(17)	(4)	44
Asia	12	1	—	1	14
	$132	$42	$(40)	$(2)	$132
Financing receivable allowance
Latin America	$29	$—	$(2)	$—	$27
Asia	19	—	—	2	21
	$48	$—	$(2)	$2	$48
Consolidated	$180	$42	$(42)	$—	$180
We recorded an immaterial amount of bad debt expense for the year ended December 31, 2020 and 2019, respectively.
(3)    LEASES

Leases
We lease certain manufacturing facilities, warehouses/distribution centers, office space, land, vehicles, and equipment. At lease inception, we determine the lease term by assuming the exercise of those renewal options that are reasonably assured. Leases with an initial term of 12 months or less are not recorded in the Consolidated Balance Sheets and we recognize lease expense for these leases on a straight-line basis over the lease term. The Company had operating lease costs of approximately $236 million and $214 million for the years ended December 31, 2020 and December 31, 2019, respectively.
Non-cancelable operating lease commitments that had not yet commenced were $49 million for the periods ended December 31, 2020 and December 31, 2019. These operating leases are expected to commence by the end of fiscal year 2021 with lease terms of up to 10 years.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
At December 31, 2020, we have no material leases classified as financing leases and we have approximately $1.2 billion of non-cancellable operating lease commitments, excluding variable consideration. The undiscounted annual future minimum lease payments are summarized by year in the table below:

Maturity of Lease Liabilities	Operating Leases (in millions)
2021	$210
2022	180
2023	159
2024	136
2025	107
Thereafter	369
Total lease payments	$1,161
Less: interest	149
Present value of lease liabilities	$1,012
The long-term portion of the lease liabilities included in the amounts above is $838 million. The remainder of our lease liabilities are included in other current liabilities in the Consolidated Balance Sheets.
At December 31, 2020, the weighted average remaining lease term and weighted average discount rate for operating leases was 8 years and 4%, respectively. At December 31, 2019 the weighted average remaining lease term and weighted average discount rate for operating leases was 7 years and 4%, respectively.
During the year ended December 31, 2020 the cash paid for amounts included in the measurement of the liabilities and the operating cash flows was $234 million. The right of use assets obtained in exchange for new liabilities was $315 million partially offset by $68 million in terminations for the year ended December 31, 2020.
During the year ended December 31, 2019 the cash paid for amounts included in the measurement of the liabilities and the operating cash flows was $210 million. The right of use assets obtained in exchange for new liabilities was $298 million partially offset by $68 million in terminations for the year ended December 31, 2019.
As the Company's lease agreements normally do not provide an implicit interest rate, we apply the Company's incremental borrowing rate based on the information available at commencement date in determining the present value of future lease payments. Relevant information used in determining the Company's incremental borrowing rate includes the duration of the lease, location of the lease, and the Company's credit risk relative to risk-free market rates.
Many of our leases include renewal options that can extend the lease term. The execution of those renewal options is at our sole discretion and reflected in the lease term when they are reasonably certain to be exercised.
Certain leases also include options to purchase the underlying asset at fair market value. If leased assets have leasehold improvements, typically the depreciable life of those leasehold improvements are limited by the expected lease term. Additionally, certain lease agreements include lease payment adjustments for inflation.
Our lease agreements do not contain any material residual value guarantees or material restrictive covenants, except for synthetic leases (see Synthetic lease arrangements).
We rent or sublease certain real estate to third parties. Our sublease portfolio primarily consists of operating leases within our warehouses, resulting in a nominal amount of sublease income for the years ended December 31, 2020 and December 31, 2019.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Rent expense under the Company's operating leases during the year ended December 31, 2018, prior to the Company's adoption of ASC 842, was $250 million.

Synthetic lease arrangements
We have a number of synthetic lease arrangements with financial institutions for non-core properties. The leases contain provisions for options to purchase, extend the original term for additional periods or return the property. As of December 31, 2020, these arrangements include residual value guarantees of up to $220 million that could potentially come due in future periods. We do not believe it is probable that any amounts will be owed under these guarantees. Therefore, no amounts related to the residual value guarantees are included in the lease payments used to measure the right-of-use assets and lease liabilities. The residual value guarantee was not material to the Consolidated Financial Statements at December 31, 2019.
The majority of these leases are classified as operating leases. We have assessed the reasonable certainty of these provisions to determine the appropriate lease term. The leases were measured using our incremental borrowing rate and are included in our right of use assets and lease liabilities in the Consolidated Balance Sheets. Rental payments are calculated at the applicable LIBOR rate plus a margin. The impact to the Consolidated Balance Sheets and Consolidated Statements of Income (Loss) are nominal.

(4)    CASH, CASH EQUIVALENTS AND RESTRICTED CASH
The following table provides a reconciliation of cash, cash equivalents and restricted cash as reported within our Consolidated Statements of Cash Flows:

	December 31,
Millions of dollars	2020	2019	2018
Cash and cash equivalents as presented in our Consolidated Balance Sheets	$2,924	$1,952	$1,498
Restricted cash included in prepaid and other current assets	10	—	40
Restricted cash included in other noncurrent assets	—	—	—
Cash, cash equivalents and restricted cash as presented in our Consolidated Statements of Cash Flows	$2,934	$1,952	$1,538
See Financial Condition and Liquidity in the Management's Discussion and Analysis section for additional information on cash and cash equivalents. See Significant Accounting Policies for additional information on restricted cash.
(5)     INVENTORIES
The following table summarizes our inventories at December 31, 2020 and 2019:

Millions of dollars	2020	2019
Finished products	$1,635	$1,960
Raw materials and work in process	666	600
Total inventories	$2,301	$2,560
Effective January 1, 2021, the Company changed its accounting principle for inventory valuation and discontinued the use of the last-in, first-out ("LIFO") method and adopted the first-in, first-out ("FIFO") method of inventory in the U.S.
As of December 31, 2020 and 2019, LIFO inventories would have represented 41% and 43% of total inventories.
See Note 1 to the consolidated financial statements for additional information of the effect of the change.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
(6)     GOODWILL AND OTHER INTANGIBLES
Goodwill
The following table summarizes goodwill attributable to our reporting units for the periods presented:

Millions of dollars	North America	EMEA	Latin America	Asia	Total Whirlpool
Ending balance December 31, 2018	$1,693	$309	$33	$416	$2,451
Currency translation adjustment	2	(7)	—	(6)	(11)
Ending balance December 31, 2019	$1,695	$302	$33	$410	$2,440
Currency translation adjustment	—	27	1	28	56
Ending balance December 31, 2020	$1,695	$329	$34	$438	$2,496

2020 and 2019 annual impairment assessment

We completed our annual impairment test for goodwill as of October 1, 2020 and 2019. The Company elected to bypass the qualitative assessment and perform a quantitative assessment to evaluate goodwill for all our reporting units. Based on the quantitative assessment we determined there was no impairment of goodwill.
Other Intangible Assets
The following table summarizes other intangible assets for the period presented:

	December 31, 2020			December 31, 2019
Millions of dollars	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Other intangible assets, finite lives:
Customer relationships (1)	$647	$(430)	$217	$624	$(377)	$247
Patents and other (2)	327	(241)	86	324	(216)	108
Total other intangible assets, finite lives	$974	$(671)	$303	$948	$(593)	$355
Trademarks, indefinite lives (3)	1,893	(2)	1,891	1,870	—	1,870
Total other intangible assets	$2,867	$(673)	$2,194	$2,818	$(593)	$2,225
(1)Customer relationships have an estimated useful life of 5 to 19 years.
(2)Patents and other intangibles have an estimated useful life of 3 to 43 years.
(3)Includes impairment charge of $7 million at December 31, 2020.

2020 and 2019 annual impairment assessment
We completed our annual impairment assessment for other intangible assets as of October 1, 2020. The Company elected to bypass the qualitative assessment and perform a quantitative assessment to evaluate certain indefinite-lived intangible assets. Based on the results of the quantitative assessment, we recorded an immaterial intangible impairment charge in the EMEA region.
We completed our annual impairment assessment for other intangible assets as of October 1, 2019. The Company elected to bypass the qualitative assessment and perform a quantitative assessment to evaluate certain indefinite-life intangible assets. Based on the results of the quantitative assessment, we determined there was no impairment of intangible assets.
See Note 11 to the Consolidated Financial Statements for additional information.
Amortization expense was $62 million, $69 million and $75 million for the years ended December 31, 2020, 2019 and 2018, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
The following table summarizes our future estimated amortization expense by year:

Millions of dollars
2021	$59
2022	49
2023	41
2024	28
2025	21

(7)    FINANCING ARRANGEMENTS
Long-Term Debt
The following table summarizes our long-term debt at December 31, 2020 and 2019:

Millions of dollars	2020	2019
Senior Note - 0.63%, maturing 2020	$—	$561
Senior Note - 4.85%, maturing 2021	300	300
Senior Note - 4.70%, maturing 2022	300	300
Senior Note - 3.70%, maturing 2023	250	250
Senior Note - 4.00%, maturing 2024	300	300
Senior Note - 3.70%, maturing 2025	350	350
Senior Note - 1.25%, maturing 2026(1)	606	556
Senior Note - 1.10%, maturing 2027(1)	727	667
Senior Note - 0.50%, maturing 2028(1)	607	—
Senior Note - 4.75%, maturing 2029	693	692
Senior Note - 5.15%, maturing 2043	249	249
Senior Note - 4.50%, maturing 2046	497	496
Senior Note - 4.60%, maturing 2050	493	—
Other, net	(15)	(22)
	$5,357	$4,699
Less current maturities	298	559
Total long-term debt	$5,059	$4,140
(1)Euro denominated debt reflects impact of currency
For outstanding notes issued by our wholly-owned subsidiaries the debt is fully and unconditionally guaranteed by the Company.
The following table summarizes the contractual maturities of our long-term debt, including current maturities, at December 31, 2020:

Millions of dollars
2021	$298
2022	297
2023	247
2024	297
2025	347
Thereafter	3,871
Long-term debt, including current maturities	$5,357

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Debt Offering
On May 7, 2020, the Company completed its offering of $500 million in principal amount of 4.60% Senior Notes due 2050 in a public offering pursuant to a registration statement on Form S-3 (File No. 333-224381). The notes were issued under an indenture dated March 20, 2000, between the Company, as issuer, and U.S. Bank National Association (as successor to Citibank, N.A.), as trustee. The notes contain covenants that limit the Company's ability to incur certain liens or enter into certain sale and lease-back transactions. In addition, if we experience a specific kind of change of control, we are required to make an offer to purchase all of the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest. The Company used the net proceeds from the sale of the notes to repay a portion of the outstanding borrowings under the Company’s revolving credit facility, as amended and restated, dated as of August 6, 2019, among the Company, certain other borrowers, the lenders referred to therein, JPMorgan Chase Bank, N.A. as administrative agent and Citibank, N.A., as syndication agent.
On February 21, 2020, Whirlpool EMEA Finance S.à r.l., an indirect, wholly-owned finance subsidiary of Whirlpool Corporation, completed a bond offering consisting of €500 million (approximately $540 million at closing) in principal amount of 0.50% Senior Notes due in 2028 (the "Notes") in a public offering pursuant to a registration statement on Form S-3 (File No. 333-224381). The Notes were issued under an indenture, dated February 21, 2020, among Whirlpool EMEA Finance S.à r.l, as issuer, the Company, as parent guarantor, and U.S. Bank National Association, as trustee. Whirlpool Corporation has fully and unconditionally guaranteed the Notes on a senior unsecured basis. The Notes contain covenants that limit Whirlpool Corporation's ability to incur certain liens or enter into certain sale and lease-back transactions. In addition, if we experience a specific kind of change of control, we are required to make an offer to purchase all of the Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest. The Company used the net proceeds from the sale of the Notes to redeem Whirlpool Corporation's 0.625% Senior Notes due in 2020 (see Debt Repayment).
On February 26, 2019, the Company completed a bond offering consisting of $700 million in principal amount of 4.75% Senior Notes due in 2029. The notes were issued under an indenture, dated March 20, 2000, between the Company, as issuer, and U.S. Bank National Association (as successor to Citibank N.A.), as trustee. The notes contain covenants that limit Whirlpool Corporation's ability to incur certain liens or enter into certain sale-leaseback transactions. In addition, if we experience a specific kind of change of control, we are required to make an offer to purchase all of the notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest. The notes are registered under the Securities Act of 1933, as amended, pursuant to our Registration Statement on Form S-3 (File No.333-224381). The Company used the net proceeds from the sale of the notes to repay the Whirlpool EMEA Finance Term Loan (see Debt Repayment).
Debt Repayment
On March 12, 2020, €500 million (approximately $566 million at repayment) of 0.625% senior notes matured and were repaid.
On August 9, 2019, we repaid $1.0 billion pursuant to our April 23, 2018 Term Loan Agreement with Citibank, N.A., as Administrative Agent, and certain other financial institutions, representing full repayment of amounts borrowed under the term loan. As previously disclosed, we agreed to repay this term loan amount with the net cash proceeds received from the sale of our Embraco business unit to Nidec Corporation, which closed on July 1, 2019.
On February 27, 2019, we repaid €600 million (approximately $673 million as of that date) pursuant to our June 5, 2018 Term Loan Agreement with Wells Fargo Bank, National Association, as Administrative Agent, and certain other financial institutions (the "Whirlpool EMEA Finance Term Loan"), representing full repayment of amounts borrowed under the Whirlpool EMEA Finance Term Loan.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
On March 1, 2019, $250 million of 2.40% senior notes matured and were repaid. On April 26, 2018, $363 million of 4.50% senior notes matured and were repaid.
Credit Facilities
On April 27, 2020, Whirlpool Corporation entered into a revolving 364-Day Credit Agreement (the “364-Day Facility”) by and among the Company, the lenders referred to therein, and Citibank, N.A. as Administrative Agent. The 364-Day Facility provides aggregate borrowing capacity of $500 million, and has a termination date of April 26, 2021. The interest and fee rates payable with respect to the 364-Day Facility based on the Company’s current debt rating are as follows: (1) the Eurodollar Margin is 1.625%; (2) the spread over prime is 0.625%; and (3) the unused commitment fee is 0.400%. The 364-Day Facility contains customary covenants and warranties which are consistent with the Company’s $3.5 billion revolving credit facility, including, among other things, a debt to capitalization ratio of less than or equal to 0.65 as of the last day of each fiscal quarter, and a rolling twelve month interest coverage ratio required to be greater than or equal to 3.0 for each fiscal quarter. In addition, the covenants limit the Company’s ability to (or to permit any subsidiaries to), subject to various exceptions and limitations: (i) merge with other companies; (ii) create liens on its property; and (iii) incur debt at the subsidiary level.
On August 6, 2019, Whirlpool Corporation entered into a Fourth Amended and Restated Long-Term Credit Agreement (the "Amended Long-Term Facility") by and among the Company, certain other borrowers, the lenders referred to therein, JPMorgan Chase Bank, N.A. as Administrative Agent, and Citibank, N.A., as Syndication Agent. The Amended Long-Term Facility provides aggregate borrowing capacity of $3.5 billion, an increase of $500 million from the Company's prior amended and restated credit agreement. The Amended Long-Term Facility has a maturity date of August 6, 2024, unless earlier terminated.
The interest and fee rates payable with respect to the Amended Long-Term Facility based on our current debt rating are as follows: (1) the spread over EURIBOR is 1.125%; (2) the spread over prime is 0.125%; and (3) the ticking fee is 0.100%. The Amended Long-Term Facility contains customary covenants and warranties including, among other things, a debt to capitalization ratio of less than or equal to 0.65 as of the last day of each fiscal quarter, and a rolling twelve month interest coverage ratio required to be greater than or equal to 3.0 for each fiscal quarter. In addition, the covenants limit our ability to (or to permit any subsidiaries to), subject to various exceptions and limitations: (i) merge with other companies; (ii) create liens on our property; (iii) incur debt at the subsidiary level.
In addition to the committed $3.5 billion Amended Long-Term Facility and the $500 million 364-day Credit Agreement, we have committed credit facilities in Brazil and India. The committed credit facilities in Brazil provide borrowings up to 1.0 billion Brazilian reais (approximately $192 million at December 31, 2020), maturing through 2022. On August 5, 2019 we terminated a €250 million European revolving credit facility that we entered into in July 2015. The termination of this facility did not have a material impact on our Consolidated Financial Statements.
We had no borrowings outstanding under the committed credit facilities at December 31, 2020 and 2019, respectively.
Facility Borrowings
On March 13, 2020, we initiated a borrowing of approximately $2.2 billion under the Amended Long-Term Facility, for which a portion of the proceeds from the borrowing were used to fund commercial paper repayment. We repaid $500 million of this Amended Long-Term Facility borrowing with the proceeds from our May 2020 Notes offering. We repaid an additional $500 million of this Amended Long-Term Facility borrowing by drawing on the full amount of the 364-Day Facility. As of December 31, 2020, all credit facility borrowings have been repaid.
Notes Payable
Notes payable, which consist of short-term borrowings payable to banks or commercial paper, are generally used to fund working capital requirements. The fair value of our notes payable approximates the carrying amount due to the short maturity of these obligations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Included in short-term borrowing at December 31, 2019 was $274 million of commercial paper that was repaid in early 2020.
Included in short-term borrowings at December 31, 2018 were the proceeds of the $1.0 billion term loan, which were used to fund accelerated share repurchases through a modified Dutch auction tender offer in the second quarter of 2018. During the third quarter of 2019 we repaid the term loan with the proceeds from the sale of Embraco.
The following table summarizes the carrying value of notes payable at December 31, 2020 and 2019, respectively.

Millions of dollars	2020	2019
Commercial paper	$—	$274
Short-term borrowings to banks	12	20
Total notes payable	$12	$294

See Financial Condition and Liquidity in the Management's Discussion and Analysis section for additional information on notes payable.
(8)    COMMITMENTS AND CONTINGENCIES
OTHER MATTERS
Embraco Antitrust Matters
Beginning in February 2009, our former Embraco compressor business headquartered in Brazil ("Embraco") was notified of antitrust investigations of the global compressor industry by government authorities in various jurisdictions. Embraco resolved the government investigations and related claims in various jurisdictions and certain other claims remain pending.
Whirlpool agreed to retain potential liabilities related to this matter following closing of the Embraco sale transaction. We continue to defend these actions. While it is currently not possible to reasonably estimate the aggregate amount of costs which we may incur in connection with these matters, such costs could have a material adverse effect on our financial statements in any particular reporting period.
BEFIEX Credits and Other Brazil Tax Matters
In previous years, our Brazilian operations earned tax credits under the Brazilian government's export incentive program (BEFIEX). These credits reduced Brazilian federal excise taxes on domestic sales.
In December 2013, the Brazilian government reinstituted the monetary adjustment index applicable to BEFIEX credits that existed prior to July 2009, when the Brazilian government required companies to apply a different monetary adjustment index to BEFIEX credits. Whether use of the reinstituted index should be given retroactive effect for the July 2009 to December 2013 period was subject to review by the Brazilian courts. In the third quarter of 2017, the Brazilian Supreme Court ruled that the reinstituted index should be given retroactive effect for the July 2009 to December 2013 period, which ruling was subsequently affirmed by the Brazilian Supreme Court, and is now final. Based on this ruling, we were entitled to recognize $72 million in additional credits, which were recognized in prior periods. At December 31, 2020, no BEFIEX credits remain to be monetized.
Our Brazilian operations have received tax assessments for income and social contribution taxes associated with certain monetized BEFIEX credits. We do not believe BEFIEX credits are subject to income or social contribution taxes. We believe these tax assessments are without merit and are vigorously defending our positions. We have not provided for income or social contribution taxes on these BEFIEX credits, and based on the opinions of tax and legal advisors, we have not accrued any amount related to these assessments at December 31, 2020. The total amount of outstanding tax

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
assessments received for income and social contribution taxes relating to the BEFIEX credits, including interest and penalties, is approximately 2.0 billion Brazilian reais (approximately $381 million at December 31, 2020).
Relying on existing Brazilian legal precedent, in 2003 and 2004, we recognized tax credits in an aggregate amount of $26 million, adjusted for currency, on the purchase of raw materials used in production ("IPI tax credits"). The Brazilian tax authority subsequently challenged the recording of IPI tax credits. No such credits have been recognized since 2004. In 2009, we entered into a Brazilian government program ("IPI Amnesty") which provided extended payment terms and reduced penalties and interest to encourage taxpayers to resolve this and certain other disputed tax credit amounts. As permitted by the program, we elected to settle certain debts through the use of other existing tax credits and recorded charges of approximately $34 million in 2009 associated with these matters. In July 2012, the Brazilian revenue authority notified us that a portion of our proposed settlement was rejected and we received tax assessments of 257 million Brazilian reais (approximately $49 million at December 31, 2020), reflecting interest and penalties to date. We believe these tax assessments are without merit and we are vigorously defending our position. The government's assessment in this case relies heavily on its arguments regarding taxability of BEFIEX credits for certain years, which we are disputing in one of the BEFIEX government assessment cases cited in the prior paragraph. Because the IPI Amnesty case is moving faster than the BEFIEX taxability case, we could be required to pay the IPI Amnesty assessment before obtaining a final decision in the BEFIEX taxability case.
We have received tax assessments from the Brazilian federal tax authorities relating to amounts allegedly due regarding unemployment/social security insurance taxes (PIS/COFINS) for tax credits recognized since 2007. These credits were recognized for inputs to certain manufacturing and other business processes. These assessments are being challenged at the administrative and judicial levels in Brazil. The total amount of outstanding tax assessments received for credits recognized for PIS/COFINS inputs is approximately 302 million Brazilian reais (approximately $58 million at December 31, 2020). We believe these tax assessments are without merit and are vigorously defending our positions. Based on the opinion of our tax and legal advisors, we have not accrued any amount related to these assessments.
In addition to the BEFIEX, IPI tax credit and PIS/COFINS inputs matters noted above, other assessments issued by the Brazilian tax authorities related to indirect and income tax matters, and other matters, are at various stages of review in numerous administrative and judicial proceedings. The amounts related to these assessments will continue to be increased by monetary adjustments at the Selic rate, which is the benchmark rate set by the Brazilian Central Bank. In accordance with our accounting policies, we routinely assess these matters and, when necessary, record our best estimate of a loss. We believe these tax assessments are without merit and are vigorously defending our positions.
Litigation is inherently unpredictable and the conclusion of these matters may take many years to ultimately resolve. We may experience additional delays in resolving these matters as a result of COVID-19-related administrative and judicial system temporary delays and closures in Brazil. Amounts at issue in potential future litigation could increase as a result of interest and penalties in future periods. Accordingly, it is possible that an unfavorable outcome in these proceedings could have a material adverse effect on our financial statements in any particular reporting period.
ICMS Credits
We also filed legal actions in Brazil to recover certain social integration and social contribution taxes paid over gross sales including ICMS receipts, which is a form of Value Added Tax in Brazil. During 2017, we sold the rights to certain portions of this litigation to a third party for 90 million Brazilian reais (approximately $27 million at December 31, 2017). In the first quarter of 2019, we received a favorable decision in the largest of these ICMS legal actions. This decision is final and not subject to appeals. Based on the opinion of our tax and legal advisors, we recognized a gain of approximately $84 million, after related taxes and fees and based on exchange rates then in effect, during the first quarter of 2019 in connection with this decision. This amount reflects approximately $142 million in

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
indirect tax credits ("credits") that we are entitled to monetize in future periods, offset by approximately $58 million in taxes and fees, which have been paid.
In the second quarter of 2019, we received favorable final, non-appealable decisions in two smaller ICMS legal actions. Based on the opinion of our tax and legal advisors, we recognized a gain of approximately $35 million, after related taxes and fees and based on exchange rates then in effect, during the second quarter of 2019 in connection with this decision. This amount reflects approximately $54 million in credits that we are entitled to monetize in future periods, offset by approximately $19 million in taxes and fees, which have been paid.
The ICMS credits and related fees were recorded in interest and sundry (income) expense in our Consolidated Statements of Comprehensive Income (Loss). The Brazilian tax authorities have sought clarification before the Brazilian Supreme Court (in a leading case involving another taxpayer) of certain matters, including the amount of these credits (i.e., the gross rate or net credit amount), and certain other matters that could affect the rights of Brazilian taxpayers regarding these credits, and a scheduled hearing has been delayed and it is not known when such hearing will be rescheduled. If the Brazilian tax authorities challenge our rights to these credits, we may become subject to new litigation related to credits already monetized and/or disallowance of further credit monetization. Based on the opinions of our tax and legal advisors, we have not accrued any amounts related to potential future litigation regarding these credits.
Competition Investigation
In 2013, the French Competition Authority ("FCA") commenced an investigation of appliance manufacturers and retailers in France, including Whirlpool and Indesit. The FCA investigation was split into two parts, and in December 2018, we finalized settlement with the FCA on the first part for a total fine of €102 million, with €56 million attributable to Whirlpool's France business and €46 million attributable to Indesit's France business. Payment of final amounts were made in 2019, including payment by Indesit's previous owners of €17 million out of escrow to the Company. The second part of the FCA investigation, which is expected to focus primarily on manufacturer interactions with retailers, is ongoing. The Company is cooperating with this investigation.
Although it is currently not possible to assess the impact, if any, that matters related to the FCA investigation may have on our financial statements, matters related to the FCA investigation could have a material adverse effect on our financial statements in any particular reporting period.
Trade Customer Insolvency
In 2017, Alno AG and certain affiliated companies filed for insolvency protection in Germany. Bauknecht Hausgeräte GmbH, a subsidiary of the Company, was a long-standing supplier to Alno and certain of its affiliated companies. The Company was also a former indirect minority shareholder of Alno. In August 2018, the insolvency trustee asserted €174.5 million in clawback and related claims against Bauknecht. In January 2020, we entered into an agreement to settle all potential claims that the insolvency trustee may have related to this matter, resulting in a one-time charge of €52.75 million (approximately $59 million as of December 31, 2019), which was recorded in interest and sundry (income) expense in the Consolidated Statements of Income for the year ended December 31, 2019 and paid in 2020 as planned.
Other Litigation
See Note 13 for information on certain U.S. income tax litigation. In addition, we are currently defending against two lawsuits that have been certified for treatment as class actions in U.S. federal court, relating to two top-load washing machine models. In December 2019, the court in one of these lawsuits entered summary judgment in Whirlpool's favor. That ruling remains subject to appeal, and the other lawsuit is ongoing. We believe the lawsuits are without merit and are vigorously defending them. Given the preliminary stage of the proceedings, we cannot reasonably estimate a range of loss, if any, at this time. The resolution of these matters could have a material adverse effect on our financial statements in any particular reporting period.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
We are currently vigorously defending a number of other lawsuits related to the manufacture and sale of our products which include class action allegations, and may become involved in similar actions. These lawsuits allege claims which include negligence, breach of contract, breach of warranty, product liability and safety claims, false advertising, fraud, and violation of federal and state regulations, including consumer protection laws. In general, we do not have insurance coverage for class action lawsuits. We are also involved in various other legal actions arising in the normal course of business, for which insurance coverage may or may not be available depending on the nature of the action. We dispute the merits of these suits and actions, and intend to vigorously defend them. Management believes, based upon its current knowledge, after taking into consideration legal counsel's evaluation of such suits and actions, and after taking into account current litigation accruals, that the outcome of these matters currently pending against Whirlpool should not have a material adverse effect, if any, on our financial statements. We may experience additional delays in resolving these and other pending litigation matters as a result of COVID-19-related temporary court and administrative body closures and postponements.
Product Warranty and Legacy Product Corrective Action Reserves
Product warranty reserves are included in other current and other noncurrent liabilities in our Consolidated Balance Sheets. The following table summarizes the changes in total product warranty reserves for the periods presented:

	Product Warranty
Millions of dollars	2020	2019
Balance at January 1	$383	$268
Issuances/accruals during the period	226	350
Settlements made during the period/other(1)	(336)	(235)
Balance at December 31	$273	$383
Current portion	$184	$254
Non-current portion	89	129
Total	$273	$383
(1)Includes updated reserve assumptions noted below.
In the normal course of business, we engage in investigations of potential quality and safety issues. As part of our ongoing effort to deliver quality products to consumers, we are currently investigating certain potential quality and safety issues globally. As necessary, we undertake to effect repair or replacement of appliances in the event that an investigation leads to the conclusion that such action is warranted.
As part of this process, we investigated incident reports associated with a particular component in certain Indesit-designed horizontal axis washers produced in EMEA. In January 2020, we commenced a product recall in the U.K. and Ireland for these EMEA-produced washers, for which the recall is ongoing. In the third quarter of 2019, we accrued approximately $105 million in estimated product warranty expense related to this matter. Reserve assumptions were updated in the fourth quarter of 2020 based on the latest available data including take rate assumptions and unit population resulting in a $30 million release to the reserve. This estimate is based on several assumptions which are inherently unpredictable and which we may need to materially revise in the future. For the year ended December 31, 2020, settlements of approximately $56 million have been incurred related to this product recall. In 2020, we recorded a benefit of $14 million related to a vendor recovery for this corrective action.
For the year ended December 31, 2019, we incurred approximately $26 million of additional product warranty expense related to our previously disclosed legacy Indesit dryer corrective action campaign in the U.K.. We continue to cooperate with the U.K. regulator, which continues to review the overall effectiveness of the corrective action campaign. For the year ended December 31, 2020, we incurred no additional material product warranty expense related to this campaign. We continue to

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
cooperate with the U.K. regulator, which continues to review the overall effectiveness of the modification program.
Guarantees
We have guarantee arrangements in a Brazilian subsidiary. For certain creditworthy customers, the subsidiary guarantees customer lines of credit at commercial banks to support purchases following its normal credit policies. If a customer were to default on its line of credit with the bank, our subsidiary would be required to assume the line of credit and satisfy the obligation with the bank. At December 31, 2020 and December 31, 2019, the guaranteed amounts totaled 831 million Brazilian reais (approximately $160 million at December 31, 2020) and 577 million Brazilian reais (approximately $143 million at December 31, 2019), respectively. The fair value of these guarantees were nominal at December 31, 2020 and December 31, 2019. Our subsidiary insures against a significant portion of this credit risk for these guarantees, under normal operating conditions, through policies purchased from high-quality underwriters.
We provide guarantees of indebtedness and lines of credit for various consolidated subsidiaries. The maximum contractual amount of indebtedness and lines of credit available under these lines for consolidated subsidiaries totaled $3.5 billion at December 31, 2020 and $2.6 billion at December 31, 2019. Our total short-term outstanding bank indebtedness under guarantees was nominal at both December 31, 2020 and 2019.
Purchase Obligations
Our expected cash outflows resulting from non-cancellable purchase obligations are summarized by year in the table below:

Millions of dollars
2021	$214
2022	132
2023	89
2024	53
2025	26
Thereafter	42
Total purchase obligations	$556
(9)    PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
We have funded and unfunded defined benefit pension plans that cover certain employees in North America, Europe, Asia and Brazil. The United States plans comprise the majority of our obligation. All but one of these plans are frozen for all participants. The primary formula for United States salaried employees covered under the qualified defined benefit plan was based on years of service and final average salary, while the primary formula for United States hourly employees covered under the defined benefit plans was based on specific dollar amounts for each year of service. There were multiple formulas for employees covered under the qualified and nonqualified defined benefit plans that were sponsored by Maytag, including a cash balance formula. We have foreign pension plans that accrue benefits. The plans generally provide benefit payments using a formula that is based upon employee compensation and length of service.
In addition, we sponsor an unfunded Supplemental Executive Retirement Plan that remains open to new participants and additional benefit accruals. This plan is nonqualified and provides certain key employees additional defined pension benefits that supplement those provided by the Company's other retirement plans.
A defined contribution plan is being provided to all United States employees and is not classified within the net periodic benefit cost. The Company provides annual match and automatic company contributions, in cash or Company stock, of up to 7% of employees' eligible pay. Our contributions during 2020, 2019 and 2018 were $83 million, $84 million and $81 million, respectively. $48 million

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
of our Company matching contributions to our defined contribution plan during 2020 were made in Company stock from May 2020 to December 2020.
We provide postretirement health care benefits for eligible retired employees in the United States, Canada and Brazil. For our United States plan, which comprises the majority of our obligation, eligible retirees include those who were full-time employees with 10 years of service who attained age 55 while in service with us and those union retirees who met the eligibility requirements of their collective bargaining agreements. In general, the postretirement health and welfare benefit plans include cost-sharing provisions that limit our exposure for recent and future retirees and are contributory, with participants' contributions adjusted annually. In the United States, benefits for certain retiree populations follow a defined contribution model that allocates certain monthly or annual amounts to a retiree's account under the plan.
During the third quarter of 2020, the Company announced changes to a postretirement medical benefit program for certain groups of retirees. These plan amendments are effective January 1, 2021 and reduce reimbursement amounts available under certain postretirement medical benefit programs and eliminate these benefits effective January 1, 2024 for these same retiree groups.
During the second quarter of 2020, the Company announced changes to a postretirement medical benefit program for certain groups of active employees. These plan amendments were effective July 1, 2020 and reduced medical benefits for these pre-Medicare eligible and Medicare-eligible active employees who retire on or after July 1, 2020 and eliminate certain benefits effective January 1, 2024.
These plan amendments resulted in a reduction in the accumulated postretirement benefit obligation of approximately $156 million with a corresponding adjustment of $118 million in other comprehensive income, net of $39 million in deferred taxes for the nine months ended September 30, 2020. This amount is being amortized as a reduction of future net periodic cost over approximately 3.4 years, which represents the future remaining service period of eligible active employees. The interim plan remeasurement associated with these amendments resulted in an actuarial loss of $12 million recorded in the Other Comprehensive Income (Loss).
For additional information, see Note 12 to the Consolidated Financial Statements.
The plans are unfunded. We reserve the right to modify these benefits in the future.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Defined Benefit - Pensions and Other Postretirement Benefit Plans
Obligations and Funded Status at End of Year

	United States Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
Millions of dollars	2020	2019	2020	2019	2020	2019
Funded status
Fair value of plan assets	$3,103	$2,934	$632	$593	$—	$—
Benefit obligations	3,237	3,141	1,029	941	191	355
Funded status	$(134)	$(207)	$(397)	$(348)	$(191)	$(355)
Amounts recognized in the consolidated balance sheets
Noncurrent asset	$37	$—	$14	$11	$—	$—
Current liability	(18)	(6)	(12)	(17)	(25)	(33)
Noncurrent liability	(153)	(201)	(399)	(342)	(166)	(322)
Amount recognized	$(134)	$(207)	$(397)	$(348)	$(191)	$(355)
Amounts recognized in accumulated other comprehensive loss (pre-tax)
Net actuarial loss	$1,227	$1,329	$279	$234	$23	$15
Prior service (credit) cost	1	1	3	4	(140)	(16)
Amount recognized	$1,228	$1,330	$282	$238	$(117)	$(1)
Change in Benefit Obligation

	United States Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
Millions of dollars	2020	2019	2020	2019	2020	2019
Benefit obligation, beginning of year	$3,141	$3,033	$941	$834	$355	$356
Service cost	3	2	6	6	4	6
Interest cost	94	123	17	23	8	16
Plan participants' contributions	—	—	1	1	—	—
Actuarial loss (gain)	282	279	96	85	9	14
Benefits paid	(186)	(263)	(33)	(30)	(24)	(28)
Plan amendments	—	—	—	6	(156)	(15)
Transfer of liabilities	—	—	—	(2)	—	—
Other adjustments	—	—	—	11	—	7
Special termination benefit	—	—	—	—	—	—
Settlements / curtailment (gain)	(97)	(33)	(37)	(13)	—	—
Foreign currency exchange rates	—	—	38	20	(5)	(1)
Reclassification of obligation to held for sale	—	—	—	—	—	—
Benefit obligation, end of year	$3,237	$3,141	$1,029	$941	$191	$355
Accumulated benefit obligation, end of year	$3,222	$3,128	$987	$902	N/A	N/A

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Change in Plan Assets

	United States Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
Millions of dollars	2020	2019	2020	2019	2020	2019
Fair value of plan assets, beginning of year	$2,934	$2,676	$593	$518	$—	$—
Actual return on plan assets	447	517	58	61	—	—
Employer contribution	5	37	29	33	24	28
Plan participants' contributions	—	—	1	1	—	—
Benefits paid	(186)	(263)	(33)	(30)	(24)	(28)
Transfer of plan assets	—	—	—	(2)	—	—
Other adjustments	—	—	—	5	—	—
Settlements	(97)	(33)	(37)	(13)	—	—
Foreign currency exchange rates	—	—	21	20	—	—
Reclassification of plan assets to held for sale	—	—	—	—	—	—
Fair value of plan assets, end of year	$3,103	$2,934	$632	$593	$—	$—
The actuarial (gain) loss for all pension and other postretirement benefit plans in 2020 and 2019 was primarily related to a change in the discount rate used to measure the benefit obligation of those plans.
Components of Net Periodic Benefit Cost

	United States Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
Millions of dollars	2020	2019	2018	2020	2019	2018	2020	2019	2018
Service cost	$3	$2	$2	$6	$6	$5	$4	$6	$7
Interest cost	94	123	118	17	23	23	8	16	15
Expected return on plan assets	(165)	(177)	(170)	(30)	(29)	(32)	—	—	—
Amortization:
Actuarial loss	62	47	53	12	8	9	—	1	—
Prior service cost (credit)	—	(2)	(3)	—	—	—	(28)	(16)	—
Special termination benefit	—	—	—	—	—	—	—	—	—
Curtailment (gain) / loss	—	—	—	—	—	(4)	(3)	—	—
Settlement loss	39	9	—	11	2	3	—	—	—
Net periodic benefit cost	$33	$2	$—	$16	$10	$4	$(19)	$7	$22
The following table summarizes the net periodic cost recognized in operating profit and interest and sundry (income) expense for the years ending December 31, 2020, 2019 and 2018:

	United States Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
Millions of dollars	2020	2019	2018	2020	2019	2018	2020	2019	2018
Operating profit (loss)	$3	$2	$2	$6	$6	$5	$4	$6	$7
Interest and sundry (income) expense	30	—	(2)	10	4	(1)	(23)	1	15
Net periodic benefit cost	$33	$2	$—	$16	$10	$4	$(19)	$7	$22

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income (Loss) (Pre-Tax) in 2020

Millions of dollars	United States Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
Current year actuarial loss / (gain)	$—	$69	$9
Actuarial (loss) recognized during the year	(101)	(24)	—
Current year prior service cost (credit)	—	—	(156)
Prior service credit (cost) recognized during the year	—	—	32
Total recognized in other comprehensive income (loss) (pre-tax)	$(101)	$45	$(115)
Total recognized in net periodic benefit costs and other comprehensive income (loss) (pre-tax)	$(68)	$61	$(134)
We amortize actuarial losses and prior service costs (credits) over a period of up to 21 years and 13 years, respectively.
Assumptions
Weighted-Average Assumptions used to Determine Benefit Obligation at End of Year

	United States Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2020	2019	2020	2019	2020	2019
Discount rate	2.50%	3.30%	1.55%	2.04%	2.98%	3.45%
Rate of compensation increase	4.50%	4.50%	3.47%	3.10%	N/A	N/A
Interest crediting rate for cash balance plans	1.25%	2.05%	1.99%	1.80%	N/A	N/A
Weighted-Average Assumptions used to Determine Net Periodic Cost

	United States Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
	2020	2019	2018	2020	2019	2018	2020	2019	2018
Discount rate	3.13%	4.30%	3.65%	2.04%	2.90%	2.57%	3.35%	4.80%	4.35%
Expected long-term rate of return on plan assets	6.25%	6.50%	6.75%	5.39%	5.56%	5.81%	N/A	N/A	N/A
Rate of compensation increase	4.50%	4.50%	4.50%	3.10%	3.29%	3.20%	N/A	N/A	N/A
Interest crediting rate for cash balance plans	2.05%	3.05%	2.40%	1.80%	2.19%	2.16%	N/A	N/A	N/A
Health care cost trend rate
Initial rate	N/A	N/A	N/A	N/A	N/A	N/A	6.25%	6.50%	6.50%
Ultimate rate	N/A	N/A	N/A	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year that ultimate rate will be reached	N/A	N/A	N/A	N/A	N/A	N/A	2025	2025	2025

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Discount Rate
For our United States pension and postretirement benefit plans, the discount rate was selected using a hypothetical portfolio of high quality bonds outstanding at December 31 that would provide the necessary cash flows to match our projected benefit payments. For our foreign pension and postretirement benefit plans, the discount rate was primarily selected using high quality bond yields for the respective country or region covered by the plan.
Expected Return on Plan Assets

In the United States, the expected return on plan assets is developed considering asset mix, historical asset class data and long-term expectations. The resulting weighted-average return was rounded to the nearest quarter of one percent and applied to the fair value of plan assets at December 31, 2020.
For foreign pension plans, the expected rate of return on plan assets was primarily determined by observing historical returns in the local fixed income and equity markets and computing the weighted average returns with the weights being the asset allocation of each plan.
Cash Flows
Funding Policy
Our funding policy is to contribute to our United States pension plans amounts sufficient to meet the minimum funding requirement as defined by employee benefit and tax laws, plus additional amounts which we may determine to be appropriate. In certain countries other than the United States, the funding of pension plans is not common practice. Contributions to our United States pension plans may be made in the form of cash or, in the case of defined contribution plan in narrow circumstances, company stock. We pay for retiree medical benefits as they are incurred.

There have been no contributions to the pension trust for our U.S. defined benefit plans during the twelve months ended December 31, 2020.
Expected Employer Contributions to Funded Plans

Millions of dollars	United States Pension Benefits	Foreign Pension Benefits
2021	$—	$18
Expected Benefit Payments

Millions of dollars	United States Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
2021	$294	$39	$25
2022	243	40	25
2023	236	41	24
2024	231	40	10
2025	222	45	9
2026-2030	$989	$234	$43
Plan Assets
Our overall investment strategy is to achieve an appropriate mix of investments for long-term growth and for near-term benefit payments with a wide diversification of asset types, fund strategies, and investment fund managers. The target allocation for our plans is approximately 20% in growth assets and 80% in immunizing fixed income securities, with exceptions for foreign pension plans. The fixed income securities duration is intended to match that of our United States pension liabilities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Plan assets are reported at fair value based on an exit price, representing the amount that would be received to sell an asset in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset. As a basis for considering such assumptions, a three-tiered fair value hierarchy is established, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets that are observable, either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions. Certain investments are valued based on net asset value (NAV), which approximates fair value. Such basis is determined by referencing the respective fund's underlying assets. There are no unfunded commitments or other restrictions associated with these investments. We manage the process and approve the results of a third-party pricing service to value the majority of our securities and to determine the appropriate level in the fair value hierarchy.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
The fair values of our pension plan assets at December 31, 2020 and 2019, by asset category were as follows:

	December 31,
	Quoted prices (Level 1)		Other significant observable inputs (Level 2)		Significant unobservable inputs (Level 3)		Net Asset Value		Total
Millions of dollars	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Cash and cash equivalents	$—	$—	$281	$24	$—	$—	$—	$—	$281	$24
Government and government agency securities (1)
U.S. securities	—	—	182	488	—	—	—	—	182	488
International securities	—	—	99	97	—	—	—	—	99	97
Corporate bonds and notes (1)
U.S. companies	—	—	1,691	1,389	—	—	—	—	1,691	1,389
International companies	—	—	279	277	—	—	—	—	279	277
Equity securities (2)
U.S. companies	—	—	—	—	—	—	—	—	—	—
International companies	47	51	—	—	—	—	—	—	47	51
Mutual funds (3)	—	—	108	128	—	—	—	—	108	128
Investments at net asset value
U.S. equity securities (4)	—	—	—	—	—	—	448	367	448	367
International equity securities (4)	—	—	—	—	—	—	180	215	180	215
Short-term investment fund (4)	—	—	—	—	—	—	24	15	24	15
International debt securities (5)	—	—	—	—	—	—	208	251	208	251
International equity securities (5)	—	—	—	—	—	—	53	59	53	59
Real estate (6)	—	—	—	—	—	—	13	34	13	34
Limited partnerships (7)
U.S. private equity investments	—	—	—	—	38	53	—	—	38	53
Diversified fund of funds	—	—	—	—	3	5	—	—	3	5
Emerging growth	—	—	—	—	3	8	—	—	3	8
All other investments	—	—	48	34	—	—	30	32	78	66
	$47	$51	$2,688	$2,437	$44	$66	$956	$973	$3,735	$3,527
(1)Valued using pricing vendors who use proprietary models to estimate the price a dealer would pay to buy a security using significant observable inputs, such as interest rates, yield curves, and credit risk.
(2)Valued using the closing stock price on a national securities exchange, which reflects the last reported sales price on the last business day of the year.
(3)Valued using the net asset value (NAV) of the fund, which is based on the fair value of underlying securities. The fund primarily invests in a diversified portfolio of equity securities, fixed income debt securities and real estate issued by non-U.S. companies.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
(4)Common and collective trust funds valued using the NAV of the fund, which is based on the fair value of underlying securities.
(5)Fund of funds valued using the NAV of the fund, which is based on the fair value of underlying securities. International debt securities includes corporate bonds and notes and government and government agency securities.
(6)Valued using the NAV of the fund, which is based on the fair value of underlying assets.
(7)Valued at estimated fair value based on the proportionate share of the limited partnership's fair value, as determined by the general partner.
Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

Millions of dollars	Limited Partnerships
Balance, December 31, 2019	$66
Realized gains (net)	17
Unrealized losses (net)	(16)
Purchases	—
Settlements	(23)
Balance, December 31, 2020	$44
Additional Information
The projected benefit obligation and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets at December 31, 2020 and 2019 were as follows:

	United States Pension Benefits		Foreign Pension Benefits
Millions of dollars	2020	2019	2020	2019
Projected benefit obligation	$2,718	$2,622	$951	$844
Fair value of plan assets	$2,547	$2,409	$546	$491
The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2020 and 2019 were as follows:

	United States Pension Benefits		Foreign Pension Benefits
Millions of dollars	2020	2019	2020	2019
Projected benefit obligation	$2,718	$2,622	$951	$800
Accumulated benefit obligation	2,703	2,609	921	776
Fair value of plan assets	$2,547	$2,409	$546	$450
(10)    HEDGES AND DERIVATIVE FINANCIAL INSTRUMENTS
Derivative instruments are accounted for at fair value based on market rates. Derivatives where we elect hedge accounting are designated as either cash flow, fair value or net investment hedges. Derivatives that are not accounted for based on hedge accounting are marked to market through earnings. If the designated cash flow hedges are highly effective, the gains and losses are recorded in other comprehensive income (loss) and subsequently reclassified to earnings to offset the impact of the hedged items when they occur. In the event it becomes probable the forecasted transaction to which a cash flow hedge relates will not occur, the derivative would be terminated and the amount in accumulated other comprehensive income (loss) would be recognized in earnings. The fair value of the hedge asset or liability is present in either other current assets/liabilities or other noncurrent assets/liabilities on the Consolidated Balance Sheets and in other within cash provided by (used in) operating activities in the Consolidated Statements of Cash Flows.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Using derivative instruments means assuming counterparty credit risk. Counterparty credit risk relates to the loss we could incur if a counterparty were to default on a derivative contract. We generally deal with investment grade counterparties and monitor the overall credit risk and exposure to individual counterparties. We do not anticipate nonperformance by any counterparties. The amount of counterparty credit exposure is limited to the unrealized gains, if any, on such derivative contracts. We do not require nor do we post collateral on such contracts.
Hedging Strategy
In the normal course of business, we manage risks relating to our ongoing business operations including those arising from changes in commodity prices, foreign exchange rates and interest rates. Fluctuations in these rates and prices can affect our operating results and financial condition. We use a variety of strategies, including the use of derivative instruments, to manage these risks. We do not enter into derivative financial instruments for trading or speculative purposes.
Commodity Price Risk
We enter into commodity derivative contracts on various commodities to manage the price risk associated with forecasted purchases of materials used in our manufacturing process. The objective of these hedges is to reduce the variability of cash flows associated with the forecasted purchase of commodities.
Foreign Currency and Interest Rate Risk
We incur expenses associated with the procurement and production of products in a limited number of countries, while we sell in the local currencies of a large number of countries. Our primary foreign currency exchange exposures result from cross-currency sales of products. As a result, we enter into foreign exchange contracts to hedge certain firm commitments and forecasted transactions to acquire products and services that are denominated in foreign currencies. We enter into certain undesignated non-functional currency asset and liability hedges that relate primarily to short-term payables, receivables, intercompany loans and dividends. When we hedge a foreign currency denominated payable or receivable with a derivative, the effect of changes in the foreign exchange rates are reflected currently in interest and sundry (income) expense for both the payable/receivable and the derivative. Therefore, as a result of the economic hedge, we do not elect hedge accounting.
We also enter into hedges to mitigate currency risk primarily related to forecasted foreign currency denominated expenditures, intercompany financing agreements and royalty agreements and designate them as cash flow hedges. Gains and losses on derivatives designated as cash flow hedges, to the extent they are included in the assessment of effectiveness, are recorded in other comprehensive income (loss) and subsequently reclassified to earnings to offset the impact of the hedged items when they occur.
We may enter into cross-currency interest rate swaps to manage our exposure relating to cross-currency debt. Outstanding notional amounts of cross-currency interest rate swap agreements were $1,275 million at December 31, 2020 and 2019, respectively.
We may enter into interest rate swap agreements to manage interest rate risk exposure. Our interest rate swap agreements, if any, effectively modify our exposure to interest rate risk, primarily through converting certain floating rate debt to a fixed rate basis, and certain fixed rate debt to a floating rate basis. These agreements involve either the receipt or payment of floating rate amounts in exchange for fixed rate interest payments or receipts, respectively, over the life of the agreements without an exchange of the underlying principal amounts. We may enter into swap rate lock agreements to effectively reduce our exposure to interest rate risk by locking in interest rates on probable long-term debt issuances. Outstanding notional amounts of interest rate swap agreements were $300 million at December 31, 2020 and 2019, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Net Investment Hedging
The following table summarizes our foreign currency denominated debt and foreign exchange forwards/options designated as net investment hedges at December 31, 2020 and 2019:

	Notional (local)				Notional (USD)		Current Maturity
Instrument	2020		2019		2020	2019
Senior note - 0.625%		€—		€500	$—	$561	March 2020
Foreign exchange forwards/options	MXN	7,200	MXN	7,200	$362	$382	August 2022
For instruments that are designated and qualify as a net investment hedge, the effective portion of the instruments' gain or loss is reported as a component of other comprehensive income (loss) and recorded in accumulated other comprehensive loss. The gain or loss will be subsequently reclassified into net earnings when the hedged net investment is either sold or substantially liquidated. The remaining change in fair value of the hedge instruments represents the ineffective portion, which is immediately recognized in interest and sundry (income) expense on our Consolidated Statements of Income. As of December 31, 2020, there was no ineffectiveness on hedges designated as net investment hedges. Due to the volatility in the macroeconomic environment caused by the COVID-19 pandemic, we evaluated and dedesignated a nominal amount of certain foreign exchange cash flow hedges in the first quarter of 2020. No material amount was dedesignated during the twelve months ended December 31, 2020.
The following table summarizes our outstanding derivative contracts and their effects on our Consolidated Balance Sheets at December 31, 2020 and 2019:

			Fair Value of				Type of Hedge
	Notional Amount		Hedge Assets		Hedge Liabilities			Maximum Term (Months)
Millions of dollars	2020	2019	2020	2019	2020	2019		2020	2019
Derivatives accounted for as hedges(1)
Commodity swaps/options	$215	$174	$39	$4	$4	$10	(CF)	30	21
Foreign exchange forwards/options	3,028	3,177	58	94	110	84	(CF/NI)	134	32
Cross-currency swaps	1,275	1,275	23	25	86	23	(CF)	98	110
Interest rate derivatives	300	300	—	6	28	—	(CF)	53	65
Total derivatives accounted for as hedges			$120	$129	$228	$117
Derivatives not accounted for as hedges
Commodity swaps/options	$1	$1	$—	$—	$—	$—	N/A	0	7
Foreign exchange forwards/options(2)	4,161	3,182	25	15	96	22	N/A	12	12
Total derivatives not accounted for as hedges			$25	$15	$96	$22
Total derivatives			$145	$144	$324	$139

Current			$103	$55	$152	$61
Noncurrent			42	89	172	78
Total derivatives			$145	$144	$324	$139
(1)Derivatives accounted for as hedges are considered either cash flow (CF) or net investment (NI) hedges.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
(2)Foreign exchange forwards/options have increased due to hedging of future intercompany loan.
The following tables summarize the effects of derivative instruments on our Consolidated Statements of Income (Loss) and Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2020 and 2019:

		Gain (Loss) Recognized in OCI (Effective Portion) (3)
Cash Flow Hedges - Millions of dollars		2020	2019
Commodity swaps/options		$22	$(4)
Foreign exchange forwards/options		9	60
Cross-currency swaps		(40)	9
Interest rate derivatives		(34)	6
Net investment hedges - foreign currency		1	5
		$(42)	$76

	Location of Gain (Loss) Reclassified from OCI into Earnings (Effective Portion)	Gain (Loss) Reclassified from OCI into Earnings (Effective Portion)(4)
Cash Flow Hedges - Millions of dollars		2020	2019
Commodity swaps/options (3)	Cost of products sold	$(20)	$(22)
Foreign exchange forwards/options	Net sales	7	(4)
Foreign exchange forwards/options	Cost of products sold	30	16
Foreign exchange forwards/options	Interest and sundry (income) expense	(54)	73
Cross-currency swaps	Interest and sundry (income) expense	(89)	26
Interest rate derivatives	Interest expense	—	(1)
		$(126)	$88

	Location of Gain (Loss) Recognized on Derivatives not Accounted for as Hedges	Gain (Loss) Recognized on Derivatives not Accounted for as Hedges (3)
Derivatives not Accounted for as Hedges - Millions of dollars		2020	2019
Foreign exchange forwards/options	Interest and sundry (income) expense	$(1)	$30
(3)Change in gain (loss) recognized in OCI (effective portion) is primarily driven by currency fluctuations and declines in commodity prices and interest rates compared to the prior year. The tax impact of the cash flow hedges was $(16) million and $4 million in 2020 and 2019, respectively. The tax impact of the net investment hedges was $1 million and $2 million in 2020 and 2019, respectively.
(4)Change in gain (loss) reclassified from OCI into earnings (effective portion) was primarily driven by fluctuations in currency and commodity prices and interest rates compared to prior year.
For cash flow hedges, the amount of ineffectiveness recognized in interest and sundry (income) expense was nominal during 2020 and 2019. There were no hedges designated as fair value in 2020 and 2019. The net amount of unrealized gain or loss on derivative instruments included in accumulated other comprehensive income (loss) related to contracts maturing and expected to be realized during the next twelve months is a gain of approximately $36 million at December 31, 2020.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
(11)    FAIR VALUE MEASUREMENTS
Fair value is measured based on an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions market participants would use in pricing an asset or liability. Assets and liabilities measured at fair value are based on a market valuation approach using prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. As a basis for considering such assumptions, a three-tiered fair value hierarchy is established, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets that are observable, either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
The non-recurring fair values represent only those assets whose carrying values were adjusted to fair value during the reporting period. See Note 6 to the Consolidated Financial Statements for additional information on the goodwill and other intangibles impairment during 2020.
Assets and liabilities measured at fair value on a recurring basis at December 31, 2020 and 2019 are as follows:

	Total Cost Basis		Quoted Prices In Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Total Fair Value
Millions of dollars	2020	2019	2020	2019	2020	2019	2020	2019
Short-term investments (1)	$2,164	$1,308	$1,603	$398	$561	$910	$2,164	$1,308
Net derivative contracts	—	—	—	—	(179)	5	(179)	5
(1)Short-term investments are primarily comprised of money market funds and highly liquid, low risk investments with initial maturities less than 90 days.
The following table summarizes the valuation of our assets measured at fair value on a non-recurring basis as of December 31, 2020 which is the balance sheet date at the end of the period in which the impairment charge was recorded.

Fair Value
Millions of dollars	Level 3
Measured at fair value on a non-recurring basis:	2020
Assets:
Indefinite-lived intangible assets (2)	158
Total level 3 assets	$158
(2)Indefinite-lived intangible assets with a carrying amount of approximately $165 million were written down to a fair value of $158 million resulting in an impairment charge of $7 million.
Other Intangible Assets
The relief-from-royalty method for the quantitative impairment assessment for other intangible assets in the EMEA reporting unit during the fourth quarter of 2020 utilized discount rates ranging from 14.75% - 15% and royalty rates ranging from 1.5% - 3.5%. Based on the quantitative impairment assessment performed, the carrying value of other intangible assets of Hotpoint* brand, exceeded its fair value, resulting in an impairment charge of €6 million ($7 million) in 2020.
See Note 6 to the Consolidated Financial Statements for additional information.

*Whirlpool ownership of the Hotpoint brand in the EMEA and Asia Pacific regions is not affiliated with the Hotpoint brand sold in the Americas.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
South Africa Business Disposal

During the second quarter of 2019, we entered into an agreement to sell our South Africa business. At the time of the agreement we classified this disposal group as held for sale and recorded it at fair value because it was lower than the carrying amount. Fair value was estimated based on the cash purchase price (Level 2 input) and we recorded an impairment charge of $35 million for the write-down of the assets to the fair value of $5 million. During the third quarter of 2019, we completed the sale of our South Africa business and adjusted the loss on disposal based on the carrying amount at the closing date. The adjustment was not material to the Consolidated Financial Statements.

See Note 17 to the Consolidated Financial Statements for additional information.

Naples Manufacturing Plant Restructuring Action
In the fourth quarter of 2020, the Company ceased production and exited the Naples, Italy manufacturing plant. In connection with these restructuring actions, we recorded an impairment charge of $43 million for the write-down of certain assets to their fair value of $0 in 2019. Fair value was based on a feasibility study considering future use internally and marketability externally (Level 2 input). These assets were fully impaired because they were determined to have no alternative use or salvage value and insufficient cash flows to support recoverability of the carrying amount.

See Note 14 to the Consolidated Financial Statements for additional information.
Other Fair Value Measurements
The fair value of long-term debt (including current maturities) was $6.13 billion and $5.00 billion at December 31, 2020 and 2019, respectively, and was estimated using a discounted cash flow analysis based on incremental borrowing rates for similar types of borrowing arrangements (Level 2 input).
(12)    STOCKHOLDERS' EQUITY
The information in the note below has been updated to reflect the retrospective accounting change described in Note 1.
Comprehensive Income (Loss)
Comprehensive income (loss) primarily includes (1) our reported net earnings (loss), (2) foreign currency translation, including net investment hedges, (3) changes in the effective portion of our open derivative contracts designated as cash flow hedges, (4) changes in our unrecognized pension and other postretirement benefits and (5) changes in fair value of our available for sale marketable securities (prior to the adoption of ASU 2016-01 in 2018).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
The following table shows the components of accumulated other comprehensive income (loss) available to Whirlpool at December 31, 2018, 2019, and 2020, and the activity for the years then ended:

Millions of dollars	Foreign Currency	Derivative Instruments	Pension and Postretirement Liability	Marketable Securities	Total
December 31, 2017	$(1,320)	$11	$(1,039)	$17	(2,331)
Unrealized gain (loss)	(272)	(30)	—	—	(302)
Unrealized actuarial gain(loss) and prior service credit (cost)	—	—	(48)	—	(48)
Tax effect	(15)	7	13	—	5
Other comprehensive income (loss), net of tax	(287)	(23)	(35)	—	(345)
Less: Other comprehensive loss available to noncontrolling interests	2	—	—	—	2
Other comprehensive income (loss) available to Whirlpool	(289)	(23)	(35)	—	(347)
Adjustment to beginning accumulated other comprehensive loss	21	(21)	—	(17)	(17)
December 31, 2018	$(1,588)	$(33)	$(1,074)	$—	$(2,695)
Unrealized gain (loss)	54	(17)	—	—	37
Unrealized actuarial gain (loss) and prior service credit (cost)	—	—	52	—	52
Tax effect	2	4	(18)	—	(12)
Other comprehensive income (loss), net of tax	56	(13)	34	—	77
Less: Other comprehensive loss available to noncontrolling interests	—	—	—	—	—
Other comprehensive income (loss) available to Whirlpool	56	(13)	34	—	77
December 31, 2019	$(1,532)	$(46)	$(1,040)	$—	$(2,618)
Unrealized gain (loss)	(385)	83	—	—	(302)
Unrealized actuarial gain (loss) and prior service credit (cost)	—	—	171	—	171
Tax effect	1	(16)	(45)	—	(60)
Other comprehensive income (loss), net of tax	(384)	67	126	—	(191)
Less: Other comprehensive loss available to noncontrolling interests	2	—	—	—	2
Other comprehensive income (loss) available to Whirlpool	(386)	67	126	—	(193)
December 31, 2020	$(1,918)	$21	$(914)	$—	$(2,811)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Net Earnings per Share
Diluted net earnings per share of common stock include the dilutive effect of stock options and other share-based compensation plans. Basic and diluted net earnings per share of common stock were calculated as follows:

Millions of dollars and shares	2020	2019	2018
Numerator for basic and diluted earnings per share – net earnings (loss) available to Whirlpool	$1,075	$1,168	$(149)
Denominator for basic earnings per share – weighted-average shares	62.7	63.7	67.2
Effect of dilutive securities – stock-based compensation	0.6	0.5	—
Denominator for diluted earnings per share – adjusted weighted-average shares	63.3	64.2	67.2
Anti-dilutive stock options/awards excluded from earnings per share	1.3	1.3	1.9
Dividends
Dividends per share paid to shareholders were $4.85, $4.75 and $4.55 during 2020, 2019 and 2018, respectively.
Share Repurchase Program
On July 25, 2017, our Board of Directors authorized an additional share repurchase program of up to $2 billion. For the year ended December 31, 2020, we repurchased 902,000 shares at an aggregate purchase price of approximately $121 million under this program. At December 31, 2020, there were approximately $531 million in remaining funds authorized under this program.
Share repurchases are made from time to time on the open market as conditions warrant. The program does not obligate us to repurchase any of our shares and it has no expiration date.
(13)    SHARE-BASED INCENTIVE PLANS
We sponsor several share-based employee incentive plans. Share-based compensation expense for grants awarded under these plans was $67 million, $50 million and $51 million in 2020, 2019, and 2018, respectively. Related income tax benefits recognized in earnings were $9 million, $6 million and $9 million in 2020, 2019, and 2018, respectively.
At December 31, 2020, unrecognized compensation cost related to non-vested stock option and stock unit awards totaled $77 million. The cost of these non-vested awards is expected to be recognized over a weighted-average remaining vesting period of 28 months.
Share-Based Employee Incentive Plans
On April 17, 2018, our stockholders approved the 2018 Omnibus Stock and Incentive Plan ("2018 OSIP"). This plan was adopted by our Board of Directors on February 20, 2018 and provides for the issuance of stock options, performance stock units, and restricted stock units, among other award types. No new awards may be granted under the 2018 OSIP after the tenth anniversary of the date that the stockholders approved the plan. However, the term and exercise of awards granted before then may extend beyond that date. At December 31, 2020, approximately 3.2 million shares remain available for issuance under the 2018 OSIP.
Stock Options
Eligible employees may receive stock options as a portion of their total compensation. Such options generally become exercisable over a 3-year period in substantially equal increments, expire 10 years from the date of grant and are subject to forfeiture upon termination of employment, other than by death, Disability, Retirement, or with the consent of the Committee (as defined in the award

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
agreement). We use the Black-Scholes option-pricing model to measure the fair value of stock options granted to employees. Granted options have exercise prices equal to the market price of Whirlpool common stock on the grant date. The principal assumptions used in valuing options include: (1) risk-free interest rate - an estimate based on the yield of United States zero coupon securities with a maturity equal to the expected life of the option; (2) expected volatility - an estimate based on the historical volatility of Whirlpool common stock for a period equal to the expected life of the option; and (3) expected option life - an estimate based on historical experience. Stock options are expensed on a straight-line basis, net of estimated forfeitures. Based on the results of the model, the weighted-average grant date fair value of stock options granted for 2020, 2019, and 2018 were $29.53, $27.89 and $38.34, respectively, using the following assumptions:

Weighted Average Black-Scholes Assumptions	2020	2019	2018
Risk-free interest rate	1.4%	2.5%	2.6%
Expected volatility	29.3%	28.5%	28.2%
Expected dividend yield	3.2%	3.4%	2.6%
Expected option life, in years	5	5	5
Stock Option Activity
The following table summarizes stock option activity during 2020:

In thousands, except per share data	Number of Options	Weighted- Average Exercise Price
Outstanding at January 1	2,387	$144.01
Granted	268	152.16
Exercised	(308)	142.42
Canceled or expired	(79)	172.70
Outstanding at December 31	2,268	$144.54
Exercisable at December 31	1,753	$142.38
The total intrinsic value of stock options exercised was $13 million, $4 million and $30 million for 2020, 2019, and 2018, respectively. The related tax benefits were $3 million, $1 million and $7 million for 2020, 2019, and 2018, respectively. Cash received from the exercise of stock options was $44 million, $8 million, and $17 million for 2020, 2019, and 2018, respectively.
The table below summarizes additional information related to stock options outstanding at December 31, 2020:

Options in thousands / dollars in millions, except per-share data	Outstanding Net of Expected Forfeitures	Options Exercisable
Number of options	2,169	1,753
Weighted-average exercise price per share	$144.50	$142.38
Aggregate intrinsic value	$85	$74
Weighted-average remaining contractual term, in years	5	3
Stock Units
Eligible employees may receive restricted stock units or performance stock units as a portion of their total compensation.
Restricted stock units are typically granted to selected management employees on an annual basis and vest over three years. Periodically, restricted stock units may be granted to selected employees based on special recognition or retention circumstances and generally vest from three years to seven years. Previously granted awards accrue dividend equivalents on outstanding units (in the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
form of additional stock units) based on dividends declared on Whirlpool common stock. These awards convert to unrestricted common stock at the conclusion of the vesting period.
Performance stock units are granted to management employees on an annual basis and generally vest at the end of a three year performance period, converting to unrestricted common stock at the conclusion of the vesting period. The final award may equal 0% to 200% of the target grant, based on Whirlpool performance results relative to pre-established goals.
We measure compensation cost for stock units based on the closing market price of Whirlpool common stock at the grant date, with adjustments for performance stock units to reflect the final award granted. The weighted average grant date fair values of awards granted during 2020, 2019, and 2018 were $141.38, $127.26 and $157.09, respectively. The total fair value of stock units vested during 2020, 2019, and 2018 was $37 million, $28 million and $29 million, respectively.
The following table summarizes stock unit activity during 2020:

Stock units in thousands, except per-share data	Number of Stock Units	Weighted- Average Grant Date Fair Value
Non-vested, at January 1	805	$144.48
Granted	550	141.38
Canceled	(108)	133.51
Vested and transferred to unrestricted	(244)	153.48
Non-vested, at December 31	1,003	$139.62
Non-employee Director Equity Awards
In 2020, each non-employee director received an annual grant of unrestricted Whirlpool common stock, with the number of shares issued to the director determined by dividing $145,000 by the closing price of Whirlpool common stock on the date of the annual meeting of our stockholders.
(14)    RESTRUCTURING CHARGES
We periodically take action to improve operating efficiencies, typically in connection with business acquisitions or changes in the economic environment. Our footprint and headcount reductions and organizational integration actions relate to discrete, unique restructuring events, primarily reflected in the following plans:
On June 26, 2020, the Company committed to a workforce reduction plan in the United States, as part of the Company's continued cost reduction efforts. The workforce reduction plan included a voluntary retirement program and involuntary severance actions which were effective as of the end of the second quarter of 2020. These actions were substantially completed in 2020 and the Company incurred $102 million in employee termination costs related to these actions. The remaining cash settlement of $39 million will occur throughout 2021, 2022 and 2023.
During the third quarter, the Company committed to additional workforce reductions outside of the United States, as part of the Company's previously announced continued cost reduction efforts. The company incurred $74 million of the approximately $148 million total costs in 2020 and the remaining expense will occur in 2021. Cash settlement of $50 million was paid in 2020 with the remaining cash settlement expected to be paid in 2021.
On May 31, 2019, we announced our intention to reconvert our Naples, Italy manufacturing plant and potentially sell the plant to a third party. On September 16, 2019, we entered into a preliminary agreement to sell the plant to a third-party purchaser and to support costs associated with the transition. In October 2019, we announced that, based on further discussions with unions and the Italian government, we would continue production at the Naples manufacturing plant in the near-term and resume negotiations with unions and the Italian government related to our exit of the plant. Our preliminary agreement to sell the plant to a third-party purchaser terminated in

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
accordance with its terms in March 2020. We ceased production in the plant and exited the facility in 2020 as previously disclosed.

In connection with this action, we have incurred approximately $131 million total costs comprised of $43 million in asset impairment costs, $22 million in other associated costs and $66 million in employee-related costs through December 31, 2020. The Company expects all of the remaining $71 million cash settlement to occur in 2021.
In 2018, we announced actions in EMEA to reduce fixed costs by $50 million. The initiatives primarily included headcount reductions throughout the EMEA region. Additionally, we exited domestic sales operations in Turkey in 2019. These combined actions from 2018-2020 totaled $83 million and were complete as of June 30, 2020.
The following tables summarize the changes to our restructuring liability for the years ended December 31, 2020 and 2019:

Millions of dollars	12/31/2019	Charges to Earnings	Cash Paid	Non-Cash and Other	12/31/2020
Employee termination costs	$57	$253	$(165)	$—	$145
Asset impairment costs	8	1	—	(1)	8
Facility exit costs	—	4	(4)	—	—
Other exit costs	12	30	(27)	5	20
Total	$77	$288	$(196)	$4	$173

Millions of dollars	12/31/2018	Charge to Earnings	Cash Paid	Non-cash and Other	12/31/2019
Employee termination costs	$84	$84	$(111)	$—	$57
Asset impairment costs	—	74	(7)	(59)	8
Facility exit costs	(9)	22	(23)	—	—
Other exit costs	21	8	(5)	(2)	12
Total	$96	$188	$(146)	$(61)	$77

The following table summarizes 2020 restructuring charges by operating segment:

Millions of dollars	2020 Charges
North America	$81
EMEA	154
Latin America	20
Asia	10
Corporate / Other	23
Total	$288

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
(15) INCOME TAXES
The information in the note below has been updated to reflect the retrospective accounting change described in Note 1.
Income tax expense was $382 million, $348 million, and $150 million in 2020, 2019 and 2018, respectively. The increase in tax expense in 2020 compared to 2019 is primarily due to changes in valuation allowance, legal entity restructuring tax benefits, and earnings dispersion related to the sale of Embraco.
The increase in tax expense in 2019 compared to 2018 is primarily due to higher earnings before tax, reduced foreign tax credits and the sale of Embraco, offset by net reductions in valuation allowances, and impacts from a legal entity restructuring. As part of ongoing efforts to reduce costs and simplify the Company's legal entity structure, the Company has completed a statutory legal entity restructuring within our EMEA business. The completion of the restructuring created a tax-deductible loss which was recognized in the fourth quarter of 2019, and resulted in a $147 million tax benefit.
The following table summarizes the difference between an income tax benefit at the United States statutory rate of 21% in 2020, 2019, and 2018, respectively, and the income tax expense at effective worldwide tax rates for the respective periods:

Millions of dollars	2020	2019	2018
Earnings (loss) before income taxes
United States	$1,020	$652	$775
Foreign	427	878	(750)
Earnings (loss) before income taxes	$1,447	$1,530	$25

Income tax (benefit) expense computed at United States statutory rate	$304	$321	$6
U.S. government tax incentives	(17)	(21)	(11)
Foreign government tax incentives, including BEFIEX	(20)	(13)	(21)
Foreign tax rate differential	30	70	(24)
U.S. foreign tax credits	(25)	(86)	(260)
Valuation allowances	15	(150)	75
State and local taxes, net of federal tax benefit	40	41	25
Foreign withholding taxes	8	54	24
U.S. tax on foreign dividends and subpart F income	34	67	72
Settlements and changes in unrecognized tax benefits	53	113	72
U.S. Transition Tax	—	26	40
Changes in enacted tax rates	(6)	42	(54)
Nondeductible goodwill	—	—	139
Nondeductible fines & penalties	—	—	30
Sale of Embraco	—	58	—
Legal entity restructuring tax impact	(82)	(147)	—
Other items, net	48	(27)	37
Income tax computed at effective worldwide tax rates	$382	$348	$150

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Current and Deferred Tax Provision
The following table summarizes our income tax (benefit) provision for 2020, 2019 and 2018:

	2020		2019		2018
Millions of dollars	Current	Deferred	Current	Deferred	Current	Deferred
United States	$90	$81	$203	$69	$(70)	$130
Foreign	182	(24)	432	(406)	182	(119)
State and local	42	$11	42	$8	12	$15
	$314	$68	$677	$(329)	$124	$26
Total income tax expense		$382		$348		$150
United States Government Tax Legislation
On December 22, 2017, H.R.1 (the “Tax Cuts and Jobs Act”) was signed into law. Significant provisions impacting Whirlpool's 2017 and 2018 effective tax rate include the reduction in corporate tax rate from 35% to 21% effective in 2018, a one-time deemed repatriation (“Transition Tax”) on earnings of certain foreign subsidiaries that were previously tax deferred, and the creation of new taxes on certain foreign sourced earnings.
At December 31, 2017, pursuant to the SEC guidance under SAB118, the Company made a reasonable estimate of the provisional effects of the rate reduction on its existing deferred tax balances and the impact of the one-time Transition Tax. At December 31, 2018, the Company revised these estimated amounts and recognized an additional tax benefit in the amount of $54 million on the difference between the 2017 U.S. enacted tax rate of 35%, and the 2018 enacted tax rate of 21%, primarily related to a $350 million tax deductible pension plan contribution included on the Company's 2017 U.S. Corporation income tax return. The Company recognized additional tax expense of $95 million related to the Transition Tax, including $55 million of unrecognized tax benefits during the fourth quarter.
For the full year 2019, we recognized $26 million related to prior years resulting from the one time transition tax deemed repatriation on earnings of certain foreign subsidiaries that were previously tax deferred and related impacts. At December 31, 2019, we have recognized $299 million tax expense related to the Transition Tax, net of unrecognized tax benefits and other correlative adjustments. During 2019, the government issued additional clarifying regulations related to tax reform. As a result, the Company recorded an additional income tax liability related to an uncertain tax position in the amount of $117 million.
United States Tax on Foreign Dividends
We have historically reinvested all unremitted earnings of the majority of our foreign subsidiaries and affiliates, and therefore have not recognized any U.S. deferred tax liability on those earnings. However, upon the enactment of the Tax Cuts and Jobs Act, the unremitted earnings and profits of our foreign subsidiaries and affiliates, subsequent to 1986, are subject to U.S. tax under the Transition Tax provision. Under the Transition Tax provision, the Company recognized a deemed remittance of $3.5 billion. The Company had cash and cash equivalents of approximately $2.9 billion at December 31, 2020, of which $1.6 billion was held by subsidiaries in foreign countries. Our intent is to permanently reinvest substantially all of these funds outside of the United States and our current plans do not demonstrate a need to repatriate the cash to fund our U.S. operations. However, if these funds were repatriated, they would likely not be subject to United States federal income tax under the previously taxed income or the dividend exemption rules. We would likely be required to accrue and pay United States state and local taxes and withholding taxes payable to various countries. It is not practicable to estimate the tax impact of the reversal of the outside basis difference, or the repatriation of cash due to the complexity of its hypothetical calculation.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Valuation Allowances
At December 31, 2020, we had net operating loss carryforwards of $5.9 billion, $512 million of which were U.S. state net operating loss carryforwards. Of the total net operating loss carryforwards, $3.7 billion do not expire, with substantially all of the remaining carryforwards expiring in various years through 2037. At December 31, 2020, we had $680 million of United States general business credit carryforwards available to offset future payments of federal income taxes, expiring between 2030 and 2040.
We routinely review the future realization of deferred tax assets based on projected future reversal of taxable temporary differences, available tax planning strategies and projected future taxable income. We have recorded a valuation allowance to reflect the net estimated amount of certain deferred tax assets associated with net operating loss and other deferred tax assets we believe will be realized. Our recorded valuation allowance of $214 million at December 31, 2020 consists of $126 million of net operating loss carryforward deferred tax assets and $88 million of other deferred tax assets. Our recorded valuation allowance was $192 million at December 31, 2019 and consisted of $111 million of net operating loss carryforward deferred tax assets and $81 million of other deferred tax assets. The increase in our valuation allowance includes $15 million recognized in net earnings, with the remaining change related to reclassification within our net deferred tax asset. During 2019, the Company used proceeds from a bond offering to recapitalize various entities in EMEA which resulted in a reduction in the valuation allowance. In addition, the Company has established tax planning strategies and transfer pricing policies to provide sufficient future taxable income to realize these deferred tax assets. We believe that it is more likely than not that we will realize the benefit of existing deferred tax assets, net of valuation allowances mentioned above.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Deferred Tax Liabilities and Assets
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes. The following table summarizes the significant components of our deferred tax liabilities and assets at December 31, 2020 and 2019:

Millions of dollars	2020	2019
Deferred tax liabilities
Intangibles	$461	$439
Property, net	196	175
Right of use assets	265	238
Inventory Reserves	116	120
Other	252	215
Total deferred tax liabilities	$1,290	$1,187
Deferred tax assets
U.S. general business credit carryforwards, including Energy Tax Credits	$680	$787
Lease liabilities	275	242
Pensions	114	66
Loss carryforwards	1,336	1,226
Postretirement obligations	49	145
Foreign tax credit carryforwards	25	39
Research and development capitalization	121	133
Employee payroll and benefits	118	96
Accrued expenses	96	93
Product warranty accrual	76	78
Receivable and inventory allowances	112	72
Other	646	574
Total deferred tax assets	3,648	3,551
Valuation allowances for deferred tax assets	(214)	(192)
Deferred tax assets, net of valuation allowances	3,434	3,359
Net deferred tax assets	$2,144	$2,172

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Unrecognized Tax Benefits
The following table represents a reconciliation of the beginning and ending amount of unrecognized tax benefits that if recognized would impact the effective tax rate, excluding federal benefits of state and local tax positions, and interest and penalties:

Millions of dollars	2020	2019	2018
Balance, January 1	$394	$278	$219
Additions for tax positions of the current year	17	20	21
Additions for tax positions of prior years	21	138	60
Reductions for tax positions of prior years	(2)	(26)	(5)
Settlements during the period	—	(4)	(8)
Lapses of applicable statute of limitation	(3)	(12)	(9)
Balance, December 31	$427	$394	$278
Interest and penalties associated with unrecognized tax benefits resulted in a net expense of $10 million at December 31, 2020, a net benefit of $(4) million and net expense of $2 million in 2019 and 2018, respectively. We have accrued a total of $52 million, $42 million and $46 million at December 31, 2020, 2019 and 2018, respectively.
It is reasonably possible that certain unrecognized tax benefits of $4 million could be settled with various related jurisdictions during the next 12 months.
We are in various stages of tax disputes (including audits, appeals and litigation) with certain governmental tax authorities. We establish liabilities for the difference between tax return provisions and the benefits recognized in our financial statements. Such amounts represent a reasonable provision for taxes ultimately expected to be paid, and may need to be adjusted over time as more information becomes known. We are no longer subject to any significant tax disputes (including audits, appeals and litigation) for the years before 2009 relating to US Federal income taxes and for the years before 2003 relating to any state, local or foreign income taxes.
Other Income Tax Matters
During its examination of Whirlpool’s 2009 U.S. federal income tax return, the IRS asserted that income earned by a Luxembourg subsidiary via its Mexican branch should be recognized as income on its 2009 U.S. federal income tax return. The Company believed the proposed assessment was without merit and contested the matter in United States Tax Court (U.S. Tax Court). Both Whirlpool and the IRS moved for partial summary judgment on this issue. On May 5, 2020, the U.S. Tax Court granted the IRS’s motion for partial summary judgment and denied Whirlpool’s. The Company has appealed the U.S. Tax Court decision to the United States Sixth Circuit Court of Appeals. The Company believes that it will be successful upon appeal and has not recorded any impact of the U.S. Tax Court’s decision in its consolidated financial statements.
(16)    SEGMENT INFORMATION
The information in the note below has been updated to reflect the retrospective accounting change described in Note 1.
Our reportable segments are based upon geographic region and are defined as North America, EMEA, Latin America and Asia. These regions also represent our operating segments. Each segment manufactures home appliances and related components, but serves strategically different marketplaces. The chief operating decision maker evaluates performance based upon each segment's earnings (loss) before interest and taxes (EBIT), which we define as operating profit less interest and sundry (income) expense and excluding restructuring costs, asset impairment charges and certain other items that management believes are not indicative of the region's ongoing performance, if any. Total assets by segment are those assets directly associated with the respective operating activities. The "Other/Eliminations" column primarily includes corporate expenses, assets and eliminations, as well as restructuring costs, asset impairments and certain other items that

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
management believes are not indicative of the region's ongoing performance, if any. Intersegment sales are eliminated within each region except compressor sales out of Latin America through June 30, 2019, which are included in Other/Eliminations.
Sales to Lowe's, a North American retailer, represented approximately 13%, 13% and 12% of our consolidated net sales in 2020, 2019 and 2018, respectively. Lowe's represented approximately 14% of our consolidated accounts receivable as of December 31, 2020 and 2019, respectively.
The United States individually comprised at least 10% of consolidated net sales in 2020, 2019 and 2018 in the amounts of $10.3 billion, $10.7 billion and $10.6 billion, respectively.
The following table summarizes the countries that represent at least 10% of consolidated long-lived assets for the years ended December 31, 2020 and 2019. Long-lived assets includes property, plant and equipment and right-of-use assets at December 31, 2020 and 2019.

Millions of dollars	United States	Mexico	Italy	Poland	All Other Countries	Total
2020
Long-lived assets	$1,790	$403	$526	$428	$1,040	$4,187
2019
Long-lived assets	$1,816	$431	$505	$422	$1,048	$4,222

	OPERATING SEGMENTS
Millions of dollars	North America	EMEA	Latin America	Asia	Other/ Eliminations	Total Whirlpool
Net sales
2020	$11,210	$4,389	$2,592	$1,265	$—	$19,456
2019	11,477	4,296	3,177	1,515	(46)	20,419
2018	11,374	4,536	3,618	1,587	(78)	21,037
Intersegment sales
2020	$249	$93	$1,227	$379	$(1,948)	$—
2019	238	83	1,321	334	(1,976)	—
2018	267	101	1,313	358	(2,039)	—
Depreciation and amortization
2020	$193	$177	$62	$70	$66	$568
2019	195	187	65	67	73	587
2018	196	204	111	72	62	645
EBIT
2020	$1,758	$2	$219	$(7)	$(336)	$1,636
2019	1,440	(30)	172	33	102	1,717
2018	1,388	(106)	210	83	(1,358)	217
Total assets
2020	$7,597	$11,296	$4,244	$2,573	$(5,274)	$20,436
2019	7,883	9,450	4,226	2,581	(5,167)	18,973
2018	7,269	7,299	4,745	2,636	(3,494)	18,455
Capital expenditures
2020	$137	$116	$64	$50	$43	$410
2019	179	124	97	80	52	532
2018	180	154	110	71	75	590

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
The following table summarizes the reconciling items in the Other/Eliminations column for total EBIT for the periods presented:

	Twelve Months Ended December 31,
in millions	2020	2019	2018
Items not allocated to segments:
Restructuring costs	$(288)	$(188)	$(247)
Corrective action recovery	14	—	—
Gain (loss) on sale and disposal of businesses	7	437	—
Product warranty and liability income (expense)	30	(131)	—
Sale-leaseback, real estate and receivable adjustment	113	86	—
Trade customer insolvency claim settlement	—	(59)	—
Brazil indirect tax credit	—	180	—
Impairment of goodwill and intangibles	—	—	(747)
French antitrust settlement	—	—	(103)
Trade customer insolvency	—	—	(30)
Divestiture related transition costs	—	—	(21)
Corporate expenses and other	(212)	(223)	(210)
Total other/eliminations	$(336)	$102	$(1,358)
A reconciliation of our segment information for total EBIT to the corresponding amounts in the Consolidated Statements of Income (Loss) is shown in the table below for the periods presented:

	Twelve Months Ended December 31,
in millions	2020	2019	2018
Operating profit	$1,615	$1,549	$325
Interest and sundry (income) expense	(21)	(168)	108
Total EBIT	$1,636	$1,717	$217
Interest expense	189	187	192
Income tax expense	382	348	150
Net earnings (loss)	$1,065	$1,182	$(125)
Less: Net earnings (loss) available to noncontrolling interests	(10)	14	24
Net earnings (loss) available to Whirlpool	$1,075	$1,168	$(149)
(17)    DIVESTITURES AND HELD FOR SALE
Whirlpool China Partial Tender Offer
On August 25, 2020, Guangdong Galanz Household Appliances Manufacturing Co., Ltd. (“Galanz”) announced its intention to pursue a partial tender offer for majority control of Whirlpool China Co. Ltd. (“Whirlpool China”), a majority-owned subsidiary of the Company with shares listed on the Shanghai Stock Exchange. In its announcement, Galanz notes that it expects to offer RMB 5.23 per share (approximately $0.76 per share as of August 25, 2020) to obtain no less than 51% and no more than 61% of Whirlpool China’s outstanding shares. This share price offer is equal to the daily weighted average trading price for Whirlpool China stock over the 30 trading days prior to the announcement.
The Company is considering the terms of the offer and other aspects of this potential strategic relationship along with any potential impact on the Company's financial statements and other aspects of its operations. Formal partial tender offer is not expected until regulatory approvals are obtained, and the regulatory approval process remains ongoing. If an offer is launched, tender of our shares is subject to Company board approval of the transaction. We have not recorded any impact relating to this announcement as of December 31, 2020.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
Embraco Sale Transaction

On April 23, 2018, our Board of Directors approved the sale of Embraco and we subsequently entered into an agreement to sell the compressor business for a cash purchase price of $1.08 billion, subject to customary adjustments including for indebtedness, cash and working capital at closing.

On July 1, 2019, we completed the sale of Embraco and received cash proceeds of $1.1 billion inclusive of anticipated cash on hand at the time of closing. With the proceeds from this transaction, we repaid the outstanding term loan amount of approximately $1 billion as required under the April 23, 2018 Term Loan Agreement with Citibank, N.A., as Administrative Agent.
In connection with the sale, we recorded a pre-tax gain, net of transaction and other costs, of $511 million ($350 million net of taxes) during the twelve months ended December 31, 2019. The gain calculation is no longer subject to change, as amounts for working capital and other customary post-closing adjustments have been finalized. An immaterial adjustment related to final purchase price was recorded in 2020.
Embraco was reported within our Latin America reportable segment and met the criteria for held for sale accounting through the closing date. The operations of Embraco did not meet the criteria to be presented as discontinued operations. The assets and liabilities of Embraco were de-consolidated as of the closing date and there are no remaining carrying amounts in the Consolidated Balance Sheets at December 31, 2019.
The following table summarizes Embraco's earnings before income taxes for the twelve months ended December 31, 2020, 2019 and 2018:

Millions of dollars	2020	2019	2018
Earnings before income taxes	$—	$47	$53
South Africa Business Disposal

On June 28, 2019, we entered into an agreement to sell our South Africa operations for a cash purchase price of $5 million, subject to customary adjustments at closing.

On September 5, 2019, we completed the sale of our South Africa operations. In connection with the sale, we finalized the loss on disposal of $63 million which is recorded in the year ended December 31, 2019. The loss includes a charge of $29 million for the write-down of the assets of the disposal group to fair value and $34 million of cumulative foreign currency translation adjustments included in the carrying amount of the disposal group to calculate the impairment.

The South Africa business was reported within our EMEA reportable segment and met the criteria for held for sale accounting through the closing date. The operations of South Africa did not meet the criteria to be presented as discontinued operations.
See Note 11 to the Consolidated Financial Statements for additional information.
Divestiture of Turkey Domestic Sales Operations
For the year ended December 31, 2019, we incurred approximately $11 million of divestiture related costs, primarily inventory liquidation costs, related to the exit from our domestic sales operations in Turkey.
See Note 14 to the Consolidated Financial Statements for additional information.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
(18)     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
The information in the note below has been updated to reflect the retrospective accounting change described in Note 1.

	Three months ended
	December 31,		September 30,		June 30,		March 31,
Millions of dollars, except per share data	2020(4)	2019(3)	2020	2019(2)	2020	2019	2020	2019
Net sales	$5,798	$5,382	$5,291	$5,091	$4,042	$5,186	$4,325	$4,760
Cost of products sold	4,432	4,353	4,143	4,352	3,417	4,256	3,622	3,947
Gross margin	1,366	1,029	1,148	739	625	930	703	813
Operating profit (loss)	718	405	563	691	71	189	263	264
Interest and sundry (income) expense	17	54	(22)	(29)	(15)	(63)	(1)	(130)
Net earnings (loss)	503	273	393	363	20	71	149	475
Net earnings (loss) available to Whirlpool	499	273	392	357	30	66	154	472

Per share of common stock:(1)
Basic net earnings (loss)	$7.93	$4.33	$6.27	$5.60	$0.47	$1.02	$2.46	$7.37
Diluted net earnings (loss)	7.80	4.29	6.19	5.55	0.47	1.02	2.45	7.32
Dividends	1.25	1.20	1.20	1.20	1.20	1.20	1.20	1.15
(1)The quarterly earnings per share amounts will not necessarily add to the earnings per share computed for the year due to the method used in calculating per share data.
(2)The operating profit and net earnings for the three months ended September 30, 2019 includes a gain on sale and disposal of businesses of $437 million, a $180 million gain related to Brazil indirect tax credits and a $105 million charge related to product warranty expense on EMEA- produced washers. See Note 8, Note 11, Note 14 and Note 17 to the Consolidated Financial Statements for additional information.
(3)The gross margin for the three months ended December 31, 2019 includes a gain of $95 million related to a sale and leaseback transaction. See Note 1 to the Consolidated Financial Statements for additional information.
(4)The gross margin for the three months ended December 31, 2020 includes a gain of $113 million related to a sale and leaseback transaction. See Note 1 to the Consolidated Financial Statements for additional information.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as a part of this report:
1.Financial statements

2.Financial Statement Schedules - "Schedule II - Valuation and Qualifying Accounts" is contained on page 69 of this report. Certain schedules for which provisions are made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

REPORT BY MANAGEMENT ON THE CONSOLIDATED FINANCIAL STATEMENTS
The management of Whirlpool Corporation has prepared the accompanying financial statements. The financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm, whose report, based upon their audits, expresses the opinion that these financial statements present fairly the consolidated financial position, statements of income and cash flows of Whirlpool and its subsidiaries in accordance with accounting principles generally accepted in the United States. Their audits are conducted in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States).
The financial statements were prepared from the Company's accounting records, books and accounts which, in reasonable detail, accurately and fairly reflect all material transactions. The Company maintains a system of internal controls designed to provide reasonable assurance that the Company's books and records, and the Company's assets are maintained and accounted for, in accordance with management's authorizations. The Company's accounting records, compliance with policies and internal controls are regularly reviewed by an internal audit staff.
The audit committee of the Board of Directors of the Company is composed of six independent directors who, in the opinion of the board, meet the relevant financial experience, literacy, and expertise requirements. The audit committee provides independent and objective oversight of the Company's accounting functions and internal controls and monitors (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent registered public accounting firm's qualifications and independence, and (4) the performance of the Company's internal audit function and independent registered public accounting firm. In performing these functions, the committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent registered public accounting firm, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," to monitor the adequacy of financial disclosure. The committee also has the responsibility to retain and terminate the Company's independent registered public accounting firm and exercise the committee's sole authority to review and approve all audit engagement fees and terms and pre-approve the nature, extent, and cost of all non-audit services provided by the independent registered public accounting firm.

/s/ JAMES W. PETERS
James W. Peters
Executive Vice President and Chief Financial Officer
February 11, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Whirlpool Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Whirlpool Corporation (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income (loss), comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes and financial statement schedule listed in the index at Item 15(a) (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 11, 2021 expressed an unqualified opinion thereon.

Change in Accounting Principle

As discussed in the paragraph under the caption “Inventories” described in Notes 1 and 5 to the consolidated financial statements, the Company has elected to change its method of accounting for United States inventories to the first-in, first-out (“FIFO”) method effective January 1, 2021, with retrospective application to all periods presented.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Europe, Middle East, and Africa (EMEA) Reporting Unit Goodwill and Certain Indefinite Lived Intangible Assets

Description of the Matter
At December 31, 2020, the balance of the Company’s goodwill related to the EMEA reporting unit was $329 million and the balance of the Hotpoint and JennAir indefinite lived brand intangible asset was $158 million and $304 million, respectively. As discussed in Note 1, Note 6, and Note 11 to the consolidated financial statements, goodwill and indefinite lived intangible assets are tested for impairment at least annually or when impairment indicators are present at the reporting unit or intangible asset level, respectively.
Auditing management’s assessment of the estimated fair value of the EMEA reporting unit goodwill was complex and required the involvement of valuation specialists due to the judgmental nature of the assumptions utilized in the valuation process. The fair value estimate was sensitive to significant assumptions such as revenue growth, EBIT margins and the discount rate. The estimate also included assumptions related to the terminal growth rate, tax rate, capital expenditures, depreciation and amortization and changes in working capital requirements. In addition, auditing management’s assessment of the estimated fair value of both the Hotpoint and JennAir indefinite lived brand intangible assets was complex and required the involvement of valuation specialists due to the judgmental nature of the assumptions used in the valuation process. The fair value estimate was sensitive to significant assumptions such as future revenue, royalty rate and discount rate. The estimate also included assumptions related to the tax rate.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s goodwill and indefinite lived intangible asset fair value assessment process. This included testing controls over management’s review over the projected financial information and other key assumptions used in the valuation model as well as controls over the carrying value of the EMEA reporting unit and both the Hotpoint and JennAir brand intangibles.
To test the estimated fair value of goodwill related to the EMEA reporting unit as well as the Hotpoint and JennAir indefinite lived brand intangible assets, we performed audit procedures that included, among others, assessing methodologies used in the model and testing the significant assumptions discussed above. This included comparing the significant assumptions used by management to current industry and economic trends, changes to the Company’s business model, customer base or product mix and other relevant factors. We assessed the reasonableness of management’s projections used in the fair value calculation and obtained support for initiatives supporting these projections. We also compared previous forecasts to actual results to assess management’s forecasting process. For example, for forecasted revenue we compared the revenue growth assumptions to the Company’s historical growth rate, external economic and industry data, and various business plans designed to grow revenue. To assess the discount rate, we reviewed the methodology used by the Company and considered each input relative to current economic factors.
We involved valuation specialists to assist in evaluating the key assumptions and methodologies. We performed sensitivity analyses of significant assumptions to evaluate the changes in the fair value of the EMEA reporting unit and the indefinite lived intangible assets that would result from changes in the assumptions. In addition, we tested the mathematical accuracy of the model.

Valuation of Unrecognized Income Tax Benefits and Indirect Tax Matters

Description of the Matter
As of December 31, 2020, the Company has Unrecognized Income Tax Benefits and indirect tax matters as described in Note 8 and Note 15 to the consolidated financial statements, respectively. These matters also include assessments disclosed in the BEFIEX Credits and Other Brazil Tax Matters section of Note 8 of $488 million related to Brazilian income tax and indirect tax matters. As described in Note 15, the Company has unrecognized tax benefits of $427 million. The Company records the benefits of an uncertain tax position in the consolidated financial statements after determining it is more likely than not that the uncertain tax position will be sustained upon examination based on its technical merits. The Company accrues liabilities for the contingencies which relate to indirect tax matters when a loss probable and the amount or range of loss is reasonably estimable.
Auditing management’s accounting and disclosure for these unrecognized tax benefits and indirect tax matters was complex because the evaluation is based on interpretations of domestic and international tax laws, is subjective, requires significant judgment and often requires the use of subject matter resources to assist in the evaluation.

How We Addressed the Matter in Our Audit
We identified and tested controls that address the risk of material misstatement relating to the valuation of these income tax and indirect tax matters. This included, among others, testing controls over the Company’s process to assess the technical merits and measurement of these positions. We also tested the Company’s process to determine the disclosure for these matters.

With the assistance of our income tax professionals and subject matter resources, we performed audit procedures that included, among others, evaluating the technical merits, measurement and related disclosure for the Company’s positions. For example, we assessed the inputs utilized and the conclusions reached in the assessments performed by the management, and compared the methods used to alternative methods. We also reviewed certain legal opinions obtained from external advisors and internal legal counsel, examined the Company’s communications with the relevant tax authorities and read the minutes of the meetings of the committees of the board of directors. In addition, we used our knowledge of historical settlement activity, tax laws, and other market information to evaluate the technical merits of the Company’s positions. Furthermore, we monitored leading cases within the respective jurisdictions to determine if precedence set in those rulings impacted the Company’s cases and we monitored external sources for any information which could impact these cases.

Revenue Recognition - Completeness and Valuation of Customer Sales Incentives (Promotions Liabilities)

Description of the Matter
At December 31, 2020, the Company’s accrued promotional liability was $831 million. As discussed in Note 2 to the consolidated financial statements, the Company recognizes a reduction to revenue and a corresponding accrued promotional liability based on the amount of customer sales incentives to be paid to trade customers. This estimate is accounted for as a reduction to revenue in the period incurred and primarily calculated using the expected value method.
Auditing the accrued promotions liability was complex and subjective due to the large volume of activity, the manual nature of adjustments made to the liability in certain countries, and the inherent estimation uncertainty in the process performed to estimate the reduction to revenue and corresponding promotional liability. In addition, assessing the completeness of the accrual required significant auditor judgment.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the completeness and valuation of the reduction to revenue and corresponding promotional liability. For example, we tested controls over management’s review of adjustments to the accrual, as well as their review of significant assumptions to the accrual, including the validation of third-party sales data.
Our audit procedures over completeness and valuation included, among others, testing a sample of key inputs to the promotional liability, including reviewing key customer contractual agreements and third-party sales data. We performed testing over activity subsequent to the balance sheet date to determine the impact, if any, these items have on the 2020 financial statements. In addition, to assess management’s estimation accuracy, we perform a lookback analysis which compares the amount accrued in the prior year to the amount subsequently paid.
We also performed analytical procedures on a disaggregated level and performed inquiries of sales personnel and key finance management personnel. In addition, we sent confirmations to third parties, which included confirmation of the sales incentive amounts owed to customers.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 1927.

Chicago, Illinois
February 11, 2021, except for the effects of the change described in the paragraphs included under the caption “Inventories” in Notes 1 and 5, as to which the date is April 22, 2021

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
WHIRLPOOL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2020, 2019 and 2018
(Millions of dollars)

COL. A	COL. B	COL. C	COL. D	COL. E
Description	Balance at Beginning of Period	Charged to Cost and and Expenses	Deductions(1)	Balance at End of Period
Allowance for doubtful accounts
Year Ended December 31, 2020:	$132	$42	$(42)	$132
Year Ended December 31, 2019:	136	16	(20)	132
Year Ended December 31, 2018:	157	54	(75)	136
Deferred tax valuation allowance (2)
Year Ended December 31, 2020:	$192	$12	$10	$214
Year Ended December 31, 2019:	348	(150)	(6)	192
Year Ended December 31, 2018:	178	75	95	348
(1)With respect to allowance for doubtful accounts, the amounts represent accounts charged off, net of translation adjustments and transfers. In 2018 the amount also includes an adjustment for Embraco compressor business, for additional information refer to Note 17 to the Consolidated Financial Statements. Recoveries were nominal for 2020, 2019 and 2018.
(2)For additional information about our deferred tax valuation allowances, refer to Note 15 to the Consolidated Financial Statements.